Exhibit 10.60

PURCHASE AGREEMENT

by and among

ALDO U.S. INC.
(“Buyer”),
WOLVERINE WORLD WIDE, INC.
(“Wolverine”),

AND

EACH OF THE OTHER SELLER PARTIES IDENTIFIED HEREIN
(together with Wolverine, the “Seller Parties”)

January 10, 2024

TABLE OF CONTENTS

ARTICLE 2 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES AND THE

EXHIBITS
Exhibit 4.6(f)    Purchase Price Allocation
Exhibit 8.1    Assigned Contracts
Exhibit 8.2    Assignment and Assumption Agreement
Exhibit 8.3    Certain Assumed Liabilities
Exhibit 8.4    Bill of Sale
Exhibit 8.5    Purchased Assets
Exhibit 8.6    Purchased Inventory Amount Calculation
Exhibit 8.7    Form of Transition Services Agreement
Exhibit 8.8    Excluded Closing Stores

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is made as of January 10, 2024, by and among Aldo U.S. Inc., a Delaware corporation (“Buyer”), Wolverine World Wide, Inc., a Delaware corporation (“Wolverine”), and the other Seller Parties identified on the signature page hereto (together with Wolverine, each a “Seller Party” and collectively, the “Seller Parties”). Buyer and the Seller Parties are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined have the meaning set forth in Article 8.
Wolverine owns and operates the Sperry-branded footwear, apparel and accessories business (the “Business”).
Buyer desires to purchase and acquire from each Seller Party, and each Seller Party desires to sell and transfer to Buyer, certain assets of the Business for the consideration and on the terms set forth in this Agreement.
Concurrently with the consummation of the transactions contemplated by this Agreement and as a condition thereto, Wolverine and certain Affiliates are selling certain intellectual property used in connection with the Business along with certain international distributor/license Contracts to ABG-Sperry, LLC (“ABG”) pursuant to a purchase agreement, dated as of the date hereof, by and among ABG, Wolverine and the other parties identified therein (the “ABG Purchase Agreement”).
ACCORDINGLY, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt of which the Parties acknowledge, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1
PRINCIPAL TRANSACTION
Section 1.1 Sale and Purchase of Assets. On the terms and subject to the conditions of this Agreement, at Closing, each Seller Party will sell, grant, convey, assign, deliver and transfer to Buyer, and Buyer will purchase and accept from such Seller Party, all of the right, title and interest in the Purchased Assets owned by such Seller Party, free and clear of any Encumbrances (other than Permitted Encumbrances).
Section 1.2    Purchase Price; Closing Payment; Assumed Liabilities.
(a)Purchase Price. The consideration for the sale and transfer of the Purchased Assets shall be an aggregate amount equal to the sum of (i) the Closing Purchase Price (subject, in the case of the Purchased Inventory Amount, to adjustment as set forth in this Agreement), plus, (ii) the Contingent Consideration (as defined below), plus, (iii) the assumption of the Assumed Liabilities.
(b)Closing Payment. At the Closing, Buyer will pay to Wolverine, as payee agent for the Seller Parties, the Estimated Closing Purchase Price (as defined below) by wire transfer of

PURCHASE AGREEMENT    Page 1

immediately available funds to an account designated by Wolverine, and such amount will be allocated among the Seller Parties as set forth on the Payment Spreadsheet to be delivered pursuant to Section 1.4(b).
(c)Contingent Consideration. On May 10, 2024 (the “Contingent Payment Date”), Buyer will pay to Wolverine, as payee agent for the Seller Parties, an amount equal to $5,000,000 (the “Contingent Payment”) if, but only if, each of the following criteria are satisfied: (i) the Gross Margin generated by the sale of the Purchased Inventory equals or exceeds 40%, when measured against Wolverine’s book value of the Purchased Inventory, (ii) the Purchased Inventory to be transferred to Buyer at the end of the applicable TSA term is less than 150,000 pairs, and (iii) the aggregate amount paid or owing under the TSA as of the Contingent Payment Date is less than
$12,000,000. In the event of any dispute as to the satisfaction of the foregoing conditions, the Parties will refer such dispute to the Accounting Firm for resolution in accordance with the procedures set forth in Section 1.4(c), as if such provision was set forth herein, mutatis mutandis.
(d)Assumed Liabilities. As additional consideration for the Purchased Assets, at Closing, Buyer will assume the Assumed Liabilities. Except for the Assumed Liabilities, neither Buyer nor any of its Affiliates will assume or be responsible for the Liabilities of Wolverine, or any of its Affiliates, including any Seller Party. The Liabilities of Wolverine, or any of its Affiliates, including any Seller Parties not expressly included among the Assumed Liabilities are referred to as “Excluded Liabilities.”
Section 1.3    Estimated Closing Statement; Estimated Closing Purchase Price. Prior to the Closing Date, Wolverine has delivered to the Buyer:
(a)a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail Wolverine’s good faith estimate of the Closing Purchase Price (the “Estimated Closing Purchase Price”) and each component thereof, including the Purchased Inventory Amount (the “Estimated Purchased Inventory Amount”), the Gift Card Adjustment Amount and the In-Store Cash Amount; and
(b)a spreadsheet (the “Payment Spreadsheet”) setting forth: (i) the portion of the Estimated Closing Purchase Price allocated to each Seller Party; and (ii) wire transfer instructions for Wolverine, as payee agent for the Seller Parties.
Section 1.4    Post Closing Statement; Final Closing Purchase Price.
(a)Within 90 days following the Closing Date, Buyer will deliver to Wolverine a written statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the Purchased Inventory Amount and the resulting calculation of the Closing Purchase Price based thereon.
(b)Wolverine will have the opportunity to review the Preliminary Closing Statement until 11:59 p.m. on the date that is 30 days following Wolverine’s receipt thereof (the “Review Period”). From delivery of the Preliminary Closing Statement to Wolverine until the Final Closing Purchase Price is determined, upon Wolverine’s request, Buyer will promptly make available to Wolverine and its Representatives the documents and information used in preparing

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the Preliminary Closing Statement, and all other documents and information reasonably requested by Wolverine to verify or recalculate the Purchased Inventory Amount set forth on the Preliminary Closing Statement. Buyer and its Affiliates will also provide Wolverine and its Representatives reasonable access to members of its accounting and financial staff and outside accountants who worked on the Preliminary Closing Statement, in each case, as reasonably necessary in order for Wolverine to evaluate and respond to the calculations contained in the Preliminary Closing Statement. The Preliminary Closing Statement will become final, conclusive and binding on the Parties unless, prior to the end of the Review Period, Wolverine notifies Buyer in writing of any objections thereto (an “Objection Notice”), identifying in reasonable detail the disputed items and the estimated amounts of the disputed items if then reasonably determinable; provided that any such objections will only be made on the basis that the amounts set forth in the Preliminary Closing Statement resulted from mathematical or clerical error or were not determined in accordance with the definitions set forth in this Agreement. If Wolverine timely delivers an Objection Notice to Buyer, Buyer and Wolverine will negotiate in good faith for a period of 15 days (or such longer period as they may agree) to resolve the objections. If Buyer and Wolverine resolve some or all of the objections within the prescribed period, they will document their resolution in writing signed by the Parties, and such resolution will be final, conclusive and binding on the Parties. If Buyer and Wolverine are unable to resolve all objections within the prescribed period, either Buyer or Wolverine may refer the matters still in dispute for resolution as provided in Section 1.4(c).
(c)Disputes. Any unresolved dispute concerning the Preliminary Closing Statement will be referred for resolution to RSM US LLP, who will be jointly retained by Buyer and Wolverine. If the Parties are unable to engage RSM US LLP for any reason, then Buyer and Wolverine will each designate a nationally or regionally recognized independent accounting firm with whom it and its Affiliates have no current professional relationship and the accounting firm to resolve the dispute will be chosen by lot (RSM US LLP or any other chosen accounting firm, the “Accounting Firm”). Buyer and Wolverine will promptly execute any reasonable agreement required by the Accounting Firm for its engagement hereunder. The Accounting Firm will act as an expert and not an arbitrator or mediator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.4(c) and only in accordance with the procedures, methods of calculations and terms set forth in this Agreement (including the calculation of the Purchased Inventory Amount in accordance with the formula set forth in Exhibit 8.6), without regard to principles of equity. The Accounting Firm will have no authority or power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The Accounting Firm must resolve each disputed item within the range of differences between Buyer’s and Wolverine’s positions. The Parties will provide the Accounting Firm with all reasonably relevant books and records in their possession or control as may be reasonably requested by the Accounting Firm. No Party or any Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Buyer and Wolverine and their respective Representatives present, either in person or by telephone. The Accounting Firm may also require a Party to answer reasonable questions that it deems reasonably relevant to the resolution of the dispute. All materials and information (including answers to questions) submitted to the Accounting Firm must be concurrently delivered to Buyer or Wolverine, as the case may be. All disputes with respect to the calculation of the Purchased Inventory Amount in the Preliminary Closing Statement will be resolved exclusively by the Accounting Firm. The Accounting Firm will allocate its fees and expenses between Buyer and Wolverine based on the inverse of the percentage that the Accounting

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Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. For example, if the total amount of the disputed items as originally submitted to the Accounting Firm equals $1,000 and the Accounting Firm awards $600 in favor of Wolverine’s position, 60% of the fees and expenses of the Accounting Firm would be borne by Buyer and 40% of the fees and expenses of the Accounting Firm would be borne by Wolverine. The Accounting Firm’s determinations regarding the disputed items submitted to it hereunder, absent fraud or manifest error, will be final, conclusive and binding upon the Parties. The Closing Purchase Price as finally determined in accordance with this Section
1.4 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution by Buyer and Wolverine pursuant to Section 1.4(b), determination by the Accounting Firm in accordance with this Section 1.4(c) or any combination thereof, being the “Final Closing Purchase Price”), will be used in calculating the Underpayment Amount or Overpayment Amount pursuant to (d).
(d)Purchase Price Adjustment Payments.
(i)         If the Final Closing Purchase Price is greater than the Estimated Closing Purchase Price (such excess amount, the “Underpayment Amount”), within three Business Days following the determination of the Final Closing Purchase Price, Buyer will pay to Wolverine (as payee agent for the Seller Parties) the Underpayment Amount by wire transfer of immediately available funds to the account designated by Wolverine on the Payment Spreadsheet (as the same may be changed by Wolverine in writing).
(ii)If the Final Closing Purchase Price is less than the Estimated Closing Purchase Price (such shortfall amount, the “Overpayment Amount”), within three Business Days following the determination of the Final Closing Purchase Price, Wolverine will pay or cause to be paid to Buyer the Overpayment Amount by wire transfer of immediately available funds to an account designated in writing by Buyer.
(iii)The Parties agree to treat any payment made pursuant to this (d) as an adjustment to the Purchase Price for all Tax purposes.
(e)No Double Counting. Notwithstanding anything else contained in this Agreement to the contrary, for purposes of calculating the Estimated Closing Purchase Price and the Final Closing Purchase Price, no items included in the definitions of Purchased Inventory Amount, Gift Card Adjustment Amount or In-Store Cash Amount may be double counted.
Section 1.5 Access to Information. From the delivery of the Estimated Closing Statement, including on and after the Closing Date, Buyer and its Representative may, upon reasonable notice to Wolverine and at Buyer’s expense, review books and records of the Seller Parties and visit facilities, offices, distribution centers of Seller Parties and Stores in order to review, verify and calculate the Purchased Inventory Amount and the resulting Closing Purchase Price; provided, however that Wolverine will be provided at least three Business Days’ advanced notice of any physical inventory counts to be conducted by Buyer or its Representatives and will have the right to attend, or have its Representatives attend, any such count. In connection with such review, Buyer and its Representative may seek to review, among other records, (a) historical distribution center cycle counts, (b) lists of inventory adjustments with respect to distribution

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centers, (c) results of physical counts and resulting adjustments with respect to any of the Stores, and (d) records and invoices validating cost calculations with respect to any products. Seller Parties will use their respective commercially reasonable efforts to make available to Buyer and its Representatives the documents and information reasonably requested by Buyer to verify or recalculate the Purchased Inventory Amount set forth on the Estimated Closing Statement and access to the members of its accounting and financial staff and outside accountants who assisted in the preparation thereof.
Section 1.6 Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place on the date hereof (the “Closing Date”) by electronic (i.e., email/PDF) exchange of signatures, documents and other deliverables required to be executed and/or delivered at Closing. Closing will be deemed effective as of 11:59 p.m. Eastern time on the Closing Date. The In-Store Cash as of the close of business on the Closing Date, less the In- Store Cash Amount to be retained by Buyer, will be determined as of the close of business on the Closing Date and transferred to Wolverine on the next Business Day.
Section 1.7    Closing Deliverables.
(a)At Closing, Buyer will deliver, or cause to be delivered, to Wolverine:
(i)         the Estimated Closing Purchase Price by wire transfer of immediately available funds to an account designated by Wolverine as paying agent for the Seller Parties;
(ii)a copy of the Bill of Sale, duly executed by Buyer;
(iii)a copy of the Assignment and Assumption Agreement, duly executed by the Buyer;
(iv)a copy of the TSA, duly executed by Buyer; and
(v)a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying (A) that attached thereto is a true, correct and complete copy of resolutions of the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.
(b)At Closing, the Seller Parties will deliver, or cause to be delivered, to Buyer:
(i)         a copy of the Bill of Sale, duly executed by each of the applicable Seller Parties;
(ii)a copy of the Assignment and Assumption Agreement, duly executed by each of the applicable Seller Parties;
(iii)a copy of the TSA, duly executed by Wolverine;

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(iv)evidence of the termination or release of, or the right to terminate or release, all Encumbrances on the Purchased Assets (other than Permitted Encumbrances);
(v)a duly executed IRS Form W-9 from each of Wolverine and the other Seller Parties; and
(vi)a certificate signed by an authorized officer of each Seller Party, dated as of the Closing Date, certifying (A) that attached thereto is a true, correct and complete copy of resolutions of the governing body of each such Seller Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of each Seller Party authorized to sign this Agreement and the other Transaction Documents.
(c)At Closing, Wolverine will deliver, or cause to be delivered, to Buyer:
(i)         evidence of (x) the due execution and effectiveness of the ABG Purchase Agreement and (y) the consummation of the ABG Transaction; and
(ii)the FTZ 0290010A5 Permit.
Section 1.8 Consent of Third Parties. Subject to any specific arrangements to be set forth in connection with the TSA, this Agreement will not constitute an agreement to assign any Assigned Contract or any claim, right or benefit thereunder or resulting therefrom, if such assignment, without the consent, approval or waiver from the applicable counterparty, would constitute a material breach or violation of such Contract, would prevent Buyer from obtaining the intended rights and benefits under such Contract in any material respect or would impose Liability on any Seller Party. In each such case, except as provided in the TSA, Buyer and Wolverine will, following Closing, use their respective commercially reasonable efforts to obtain each required consent and upon obtaining such consent the applicable Contract will automatically transfer to Buyer without further action and become an Assigned Contract. Until such consent is received, Buyer and Wolverine will agree in good faith to other arrangements, which may include subcontracting, sublicensing or subleasing, to provide Buyer the practical value of the intended benefits of such Contract as if an Assigned Contract, at the cost and expense of Buyer, as if the executory obligations under such Contract were Assumed Liabilities (except to the extent arising from a breach by a Seller Party prior to Closing).
Section 1.9 Withholding. Buyer will be entitled to deduct and withhold from any amounts payable under this Agreement or another Transaction Document any withholding Taxes or other amounts required pursuant to the Code or other applicable Tax Laws to be deducted and withheld; provided that Buyer must first notify Wolverine in writing of its intent to deduct or withhold the same. In such event, Buyer and Wolverine will discuss in good faith whether the deductions and withholdings can be mitigated under applicable Law. Buyer will cooperate with Wolverine to eliminate or minimize any required deductions or withholdings. To the extent that amounts are deducted or withheld and remitted to the applicable Governmental Body, such amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Purchase Agreement

ARTICLE 2
REPRESENTATIONS AND WARRANTIES REGARDING
THE SELLER PARTIES AND THE BUSINESS
Subject to the exceptions and qualifications set forth on the Disclosure Schedule and Section 9.11, the Seller Parties make the following representations and warranties to Buyer:
Section 2.1    Organization, Qualification and Power; Authorization.
(a)Each Seller Party is duly organized, validly existing and in good standing (to the extent such concepts are recognized) under the Laws of the jurisdiction of its organization. Each Seller Party is qualified to conduct its business as it has been and is currently conducted and is in good standing as a foreign entity under the Laws of each jurisdiction where such qualification is required, including where the ownership, leasing or operation of each Seller Party’s assets or properties or the conduct of its business requires such qualification. Each Seller Party has the full requisite corporate or limited liability company power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, including the Purchased Assets, and to carry on its business as currently conducted. No Seller Party is in violation of its Organizational Documents.
(b)Each Seller Party has the full requisite corporate or limited liability company power and authority, and the legal right, to execute and deliver the Transaction Documents and each other document or instrument required to be executed or delivered by it at Closing, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Seller Party of, and the performance and consummation by each Seller Party of its obligations under, the Transaction Documents to which it is a party has been and is duly and validly authorized by all the requisite corporate or limited liability company action by each Seller Party. No other corporate or limited liability company actions or proceedings are required to be taken by or on the part of any Seller Party to authorize and permit the execution, delivery and performance by such Seller Party of the Transaction Documents to which it is a party. Each Transaction Document to which a Seller Party is a party has been duly and validly executed and delivered and constitutes, assuming due authorization, execution and delivery by each other party thereto, a valid and legally binding obligation of such Seller Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and subject to the application of general principles of equity (regardless of whether considered in a Proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
Section 2.2 Noncontravention. Neither the execution and delivery by a Seller Party of the Transaction Documents to which it is a party, the sale by each Seller Party of its Purchased Assets pursuant to the Transactions Documents, the performance by a Seller Party of its obligations under such Transaction Documents nor the consummation by a Seller Party of the transactions contemplated by such Transaction Documents: (a) violate any provision of the Organizational Documents of such Seller Party; (b) violate any Law or Order to which such Seller Party is subject; (c) except as set forth on Schedule 2.2, conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create (with or without notice or lapse of time or both) in any third Person thereto the right to accelerate,

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terminate, modify or cancel or require any notice or consent under any Assigned Contract; or (d) result in the imposition of an Encumbrance (other than a Permitted Encumbrance) on any Purchased Asset. Except for notices, filings, authorizations, consents or approvals of any Governmental Body obtained prior to Closing or required by Law to be made after Closing, and assuming receipt of any consent, approval or authorization set forth on Schedule 2.2, no Seller Party is required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by the Transaction Documents.
Section 2.3 Title to Assets; Condition. At Closing, subject to the filing of customary lien releases with respect to Indebtedness, the Seller Parties own their respective Purchased Assets, and have good, marketable and valid title to, a valid leasehold interest in or a valid license to use, the Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances). The tangible assets and properties included among the Purchased Assets have been maintained in the Ordinary Course, are in operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put. The tangible Purchased Assets are not in need of material maintenance or repairs (except for routine maintenance and repairs in the Ordinary Course).
Section 2.4    Inventory.
(a)The Seller Parties have made available to Buyer a description of the products in quarantine which have been identified as containing manufacturing defects, consisting of approximately 180,000 pairs of Sperry-branded footwear (the “Identified Defective Products”). All Identified Defective Products have been quarantined by the Seller Parties in a manner that will prohibit and prevent their sale to any customer, and such Identified Defective Products are excluded from the Purchased Assets.
(b)Except as set forth on Schedule 2.4(b), the Inventory included among the Purchased Assets (i) consists of a quantity and quality that is usable and salable in the Ordinary Course consistent with the categories used to determine the portion of the Purchase Price attributable to the Purchased Inventory and consistent with past practice, (ii) is not defective or damaged such that it is not salable, and (iii) is merchantable and fit for its intended use. All such Inventory is owned by the applicable Seller Party free and clear of any Encumbrance (other than Permitted Encumbrances), and no Inventory is held on a consignment basis. Notwithstanding the foregoing, no representation or warranty under this Section 2.4(b) is made with respect to any Inventory being transferred to Buyer without consideration in accordance with Exhibit 8.6.
(c)Other than the Purchased Inventory, the Identified Defective Products and the Retained Sell-Off Products, neither Wolverine, the other Seller Parties nor any of their respective Affiliates hold any Sperry-branded products.
Section 2.5    [Reserved].
Section 2.6 Absence of Certain Changes. Except as set forth on Schedule 2.5, since December 31, 2023:

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(a)the Business has been conducted in the Ordinary Course (other than with respect to activities to prepare the Business for sale);
(b)the Business has not suffered a Material Adverse Effect; and
(c)except as required by Law or Contract, including an Employee Benefit Plan, and except for payments to be made prior to Closing or included in Seller Transaction Expenses, no Seller Party has: (i) materially increased the compensation paid or payable to any Business Employee, other than increases in the Ordinary Course; or (ii) entered into or materially amended any employment or severance Contract with, any Business Employee.
Section 2.7    Legal Compliance
(a)Each Seller Party (with respect to the Business) possesses all the necessary permits, licenses, approvals, consents, waivers, qualifications, registrations, exemptions, certifications, consents, listings and authorizations by, of or with a Governmental Body that are material to or required for the ownership or operation of the Purchased Assets or the performance of its obligations under the Assigned Contracts (collectively, the “Licenses”). Each such License is listed on Schedule 2.7(a). Except as set forth on Schedule 2.7(a), each Seller Party (with respect to the Business) is, and during the last three years has been, in compliance in all material respects with its Licenses. During the last three years, no Seller Party (with respect to the Business) has received any written, or to the Seller Parties’ Knowledge any other, notice from any Governmental Body regarding revocation, suspension or amendment of any License which remains unresolved, and material documents, reports and notices required to be filed with any Governmental Body by any Seller Party with respect to the ownership or operation of the Purchased Assets or the performance of its obligations under the Assigned Contracts have been so filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified. No such filing with any Governmental Body made by any Seller Party contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.
(b)Except as set forth on Schedule 2.7(b), each Seller Party (with respect to the Business) is, and during the last three years has been, in compliance in all material respects with applicable Laws and Orders relating to the ownership or operation of the Purchased Assets or to which any of the Purchased Assets are subject, or the performance of its obligations under the Assigned Contracts, and during the last three years no Seller Party (with respect to the Business) has received written, or to the Seller Parties’ Knowledge any other, notice of any threatened claim or charge with respect to any violation of any such Law or Order. During the past three years, no Seller Party has made any prior disclosure to any Governmental Body related to violations (potential or actual) of any Law with respect to the Purchased Assets, except as set forth on Schedule 2.7(b).
(c)Each Seller Party (with respect to the Business) is, and during the past three years, has been in compliance in all material respects with all applicable Laws governing the importation of products, technology, technical data and services (collectively, “Import Laws”), including the U.S. Customs laws and regulations administered and enforced by the U.S. Department of

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Homeland Security’s Customs and Border Protection. During the past three years, no Seller Party (with respect to the Business) has made any prior disclosure to any Governmental Body related to violations (potential or actual) of any Import Law, or is or has been during the past three years the subject of any Proceedings by any Governmental Body related to violations of Import Laws. Each Seller Party (with respect to the Business) maintains a compliance program reasonably expected to result in compliance with the Uyghur Forced Labor Prevention Act (“UFLPA”) and ensure that no merchandise imported into the United States (or any components, parts, or ingredients in such merchandise) is produced in whole or in part in the Xinjiang Uyghur Autonomous Region of China or by any entity designated on the UFLPA Entity List.
Section 2.8    Tax Matters. Except as set forth on Schedule 2.8:
(a)all Tax Returns of each Seller Party with respect to the Business or with respect to the Purchased Assets that were required to have been filed were timely filed, and all such Tax Returns are true, accurate and correct in all material respects;
(b)all Taxes (whether or not such Taxes have been reflected on any Tax Return) payable with respect to the Business or with respect to the Purchased Assets have been paid;
(c)there are no pending or, to the Seller Parties’ Knowledge, threatened Proceedings by any Taxing Authority against any Seller Party (with respect to the Business or with respect to the Purchased Assets) and no written notification has been received by a Seller Party threatening any such Proceeding;
(d)during the last three years, no written claim has been made by a Governmental Body in a jurisdiction where any Seller Party (with respect to the Business or with respect to the Purchased Assets) does not file Tax Returns asserting that such Seller Party (with respect to the Business or the Purchased Assets) is or may be subject to taxation in such jurisdiction;
(e)each Seller Party (with respect to the Business or with respect to the Purchased Assets) has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer or other third Person, and has timely reported and remitted withheld Taxes to the proper Governmental Body in accordance with applicable Tax Laws;
(f)         there are no Encumbrances for Taxes (other than Permitted Encumbrances) on any Purchased Assets and, to the Seller Parties’ Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on any of the Purchased Assets;
(g)no Seller Party (with respect to the Business or with respect to the Purchased Assets) has been (i) a party to any “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4 or (ii) engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP;
(h)each Seller Party (with respect to the Business) is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of

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contemporaneous documentation substantiating the transfer pricing practices and methodology of the Business. The price for any property or services (or for the use of any property) provided by or to the Business are arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
Section 2.9 Real Property. No Seller Party owns or leases any real property used exclusively or primarily in the Business, other than retail stores. Schedule 2.9 sets forth a true, accurate and complete list of the address and description of each Store Lease. A copy of each Store Lease has been made available to Buyer. Each Store Lease is legal, valid, binding and enforceable and in full force and effect against the applicable Seller Party and, to the Seller Parties’ Knowledge, the counterparty thereto (subject to the Enforceability Exceptions). No Seller Party or, to the Seller Parties’ Knowledge, any other Person that is a party to a Store Lease is in material breach or default under such Store Lease and, to the Seller Parties’ Knowledge, other than consents that may be required relating to the assignment of such Store Lease to Buyer, no notice has been given or received, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would give rise to any such material breach or default or any modification, acceleration, payment, cancellation, termination or any other right or obligation that is adverse in any material respect to the Business under, or in any manner release the counterparty from any material obligation owed to a Seller Party under, such Store Lease. Each Seller Party that is a party to a Store Lease has complied in all material respects with its obligations under such Store Lease and has not taken or omitted to take any action that would result in or give rise to any material Liability, breach or default under such Store Lease. To the Seller Parties’ Knowledge, there are no Proceedings pending or threatened with respect to any Store Lease or the use or occupancy of any Store. To the Seller Parties’ Knowledge, there are no material defects or deficiencies in the Stores that would impair the continued use of the underlying property following Closing. No Seller Party has received any written or, to the Seller Parties’ Knowledge other, notice of a pending or threatened condemnation proceeding affecting any Store or any zoning, building code or other moratorium proceeding which could reasonably be expected to affect the ability to operate any Store as currently operated.
Section 2.10 Intellectual Property. Except as set forth on Schedule 2.10, none of the Purchased Assets or the Company Website, or the manufacture, use, operation, distribution, importation, or sale thereof, infringes, violates or makes unlawful use of any Intellectual Property Right of, and none of the Purchased Assets or the Company Website contains any Intellectual Property misappropriated from, any other Person. Except as set forth in Schedule 2.10, no infringement, misappropriation or similar claim or Proceeding arising from the manufacture, use, operation, distribution, importation, or sale of any Purchased Asset or the Company Website is pending or threatened against any of Wolverine, any of the Seller Parties or any of their Affiliates, and there are no circumstances that would give rise to any of the foregoing.
Section 2.11    Privacy and Data Security.
(a)The Seller Parties and their Affiliates (with respect to the Business) are, and have been during the past three years, in compliance in all material respects with (i) applicable Law relating to the rights of any Person with respect to Personal Information, including the Processing of Personal Information and all applicable industry standards related to the same (collectively, “Privacy Law”), (ii) any consents and privacy choices, including opt-in or opt-out preferences

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(such as with respect to direct marketing activities and the initiation, transmission, monitoring, interception, recording or receipt of communications) and rights requests, of natural Persons relating to Personal Information (“Privacy Choices”), and any obligations contained in any applicable external data privacy and security policies to which a Seller Party (with respect to the Business) is bound with respect to the Processing of Personal Information (together, “Company Privacy Commitments”), and (iii) any contractual commitment made by any Seller Party or its Affiliates (with respect to the Business) that is applicable to such Personal Information (each, a “Company Data Agreement”) (i-iii, collectively, “Data Protection Obligations”). The Seller Parties and their Affiliates (with respect to the Business) have provided adequate notice and obtained consents necessary for the Processing of Personal Information to the extent required under Data Protection Obligations. Neither the execution, delivery, and performance of any Transaction Document or the consummation of the transactions contemplated thereby will cause, constitute, or result in a material breach or violation of any Data Protection Obligation. Copies of all current public facing policies used by the Business relating to the Business’s Processing of Personal Information have been made available to Buyer and such copies are accurate and complete. There are no prior public facing policies that require materially different Company Privacy Commitments regarding the Business’s Processing of Personal Information that have not been replaced or superseded by subsequent public facing policies. During the past three years, the Seller Parties and their Affiliates (with respect to the Business) have collected, tracked, and maintained complete, current, and accurate records of Privacy Choices regarding all Personal Information in their possession or control, and made, or will make, all such Privacy Choices available in documented form to Buyer.
(b)Each Contract between any Seller Party or any of its Affiliates (in connection with the Business), on one hand, and any Person, on the other hand, that Processes Personal Information from, for, or on behalf of such Seller Party or Affiliate (in connection with the Business) (a “Third- Party Processor”) complies with Data Protection Obligations.
(c)Except as set forth on Schedule 2.11(c), in the last three years, no claims have been asserted or threatened in writing with respect to the Processing of Personal Information in connection with the Business or otherwise with respect to Wolverine, any of the Sellers Parties or any of the Affiliates of Wolverine or any of the Seller Parties.
(d)The Seller Parties and its Affiliates (in connection with the Business) have implemented and maintained technical, physical, and organizational measures, security systems, and Company Technology in a manner that is reasonable for the nature of the information protected, in compliance with all data security requirements under Data Protection Obligations and that are designed to protect Company Technology and Personal Information from loss, theft, unauthorized access, use, disclosure, or modification.
(e)In the last three years, no breach or security incident of the Seller Parties’ or any of their respective Affiliates’ (in connection with the Business) information technology systems in relation to any information or data Processed by or on behalf of any Seller Party or any of its Affiliates (in connection with the Business) has occurred or is threatened that has resulted or is reasonably likely to result in material disruption or damage to the Business. In the past three years, no circumstance has arisen in which Privacy Law would require any Seller Party or any of its Affiliates (in connection with the Business) to notify a Governmental Body or Person of a data

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breach or security incident, and to the Seller Parties’ Knowledge no such circumstance has arisen with respect to any Third Party Processors. The Seller Parties and their Affiliates (in connection with the Business) have taken commercially reasonably measures to ensure that all Third-Party Processors enter into written obligations of confidentiality with respect to data that is protected by Privacy Laws.
(f)         Except as set forth on Schedule 2.11(f), in the last three years, neither any Seller Party nor any of its Affiliates (in connection with the Business) has received any written, or to the Seller Parties’ knowledge, any oral, claim, notice or allegation from a Governmental Body or any other Person alleging or confirming non-compliance with a relevant requirement of any Data Protection Obligation, and to the Seller Parties’ Knowledge there is no circumstance that would reasonably be expected to give rise to any such claim, notice, or allegation.
Section 2.12 Factory Purchase Orders. Each Factory PO is valid, binding and enforceable and in full force and effect against the applicable Seller Party, subject to the Enforceability Exceptions. No Seller Party or, to the Seller Parties’ Knowledge, no counterparty thereto, is in breach or default in any material respect under any Factory PO and, to the Seller Parties’ Knowledge, no event or circumstance has occurred which with notice, lapse of time or both would constitute such a material breach or default or otherwise cause or permit acceleration or other changes of any material right or obligation thereunder, including the cancellation or termination of any Factory PO or the loss of any right or benefit thereunder. No Seller Party and, to the Seller Parties’ Knowledge, no counterparty to a Factory PO has provided or received any notice of an intention to terminate or have performance excused or delayed under any Factory PO. Wolverine has made available to Buyer a copy its form of Factory PO and a list of open Factory POs.
Section 2.13 Litigation. Except as set forth on Schedule 2.13, there are no Proceedings or Orders pending, threatened in writing or, to the Seller Parties’ Knowledge, threatened in any way other than writing against a Seller Party with respect to the Business or involving the Purchased Assets (including any Proceeding questioning the validity of any Transaction Document or seeking to enjoin or obtain monetary damages in respect of any Transaction Document or delay the consummation of the transactions contemplated thereby).
Section 2.14    Employees.
(a)Schedule 2.14(a) identifies the employees of the Business to whom Buyer intends to offer employment, which includes each active employee working at the Stores (collectively, the “Identified Employees”). Schedule 2.14(a) also sets forth for each Identified Employee: (i) his or her employer; (ii) title or position; (iii) date of hire; (iv) base salary or hourly wage rate; (v) bonus opportunity; (vi) Fair Labor Standards Act classification (if applicable); (vii) full-time or part-time status; (viii) accrued vacation and PTO; (ix) leave status, including, as applicable, reason for leave and expected return to work date if known; (x) principal work location; and (xi) visa status, including, as applicable, type of visa and expiration date.
(b)Except as set forth on Schedule 2.14(b), no Identified Employee is subject to a collective bargaining Contract, labor Contract or other Contract with any union or labor organization, and no such Contract is presently being negotiated. There are, and within the last

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three years have been, no union organizing campaigns made or threatened by or on behalf of any union or labor organization with respect to any Identified Employees.
(c)Except as set forth on Schedule 2.14(c), with respect to each Identified Employee and his or her applicable employer:
(i)         there is no unfair labor practice complaint or other charge with respect to employment or labor matters pending or, to the Seller Parties’ Knowledge, threatened before the National Labor Relations Board or any other Governmental Body;
(ii)there is no pending labor strike, work stoppage or lockout or, to the Seller Parties’ Knowledge, other material labor dispute;
(iii)the applicable employer is, and during the past three years has been, in compliance in all respects with applicable Laws respecting labor, employment, immigration, discrimination, harassment, retaliation, collective bargaining, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, meal and rest breaks, workers’ compensation, leave, disability, WARN Act and similar Laws, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of any independent contractor;
(iv)the applicable employer is not delinquent in the payment of any wages, salaries, commissions, bonuses, fees or other compensation with respect to any products sold or services performed prior to the date of this Agreement due (except to the extent being contested in good faith); and
(v)the applicable employer is not subject to any Order (other than Orders of general applicability) in respect of any labor or employment matters.
(d)To the Seller Parties’ Knowledge, no Identified Employee is in violation of any material term of any employment Contract, confidentiality, non-competition, non-solicitation or other proprietary rights Contract or any other Contract, in each case, relating to the right of such individual to be employed by, or provide services to, the Business.
(e)Within the past three years, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) has been made in writing, or to the Seller Parties’ Knowledge otherwise, against any Seller Party (with respect to an Identified Employee) or an Identified Employee who is or was an officer, director, manager or supervisory-level employee. Within the past three years, no Seller Party has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to a Sexual Misconduct Allegation against an Identified Employee.
Section 2.15    Employee Benefits.
(a)Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to such qualification

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or may rely on an opinion or advisory letter issued by the IRS with respect to a prototype or volume submitter plan and, to the Seller Parties’ Knowledge, no event has occurred that would cause such qualification to be revoked by the IRS.
(b)No Employee Benefit Plan provides health care benefits to Identified Employees after retirement (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law, if applicable). No Seller Party has (i) any obligation to contribute to a Multiemployer Plan or (ii) any unsatisfied liability under Title IV of ERISA, in either case of clause (i) or (ii), with respect to or on behalf of any Identified Employee.
(c)With respect to each material Employee Benefit Plan, the Seller Parties have made available to the Buyer either: (i) correct and complete copies of the current plan document and all amendments thereto (or, to the extent no such copy exists, an accurate description of the material terms); or (ii) the most recent summary plan description and summaries of material modifications (if any) related thereto.
Section 2.16    Environmental. Except as set forth on Schedule 2.16:
(a)Each Store Lessee is in compliance in all material respects with applicable Environmental Laws. During the last five years, no Store Lessee has received a written or, to the Seller Parties’ Knowledge other, notice from a Governmental Body alleging that it is, with respect to a Store, in violation of any applicable Environmental Law.
(b)Each Store Lessee possesses all material Governmental Authorizations required to be held under applicable Environmental Laws with respect to the operation of any Store leased by such Store Lessee.
(c)To the Seller Parties’ Knowledge, no release to the Environment has occurred at or on any Store of any Hazardous Substance in a quantity or concentration that has resulted or could reasonably be expected to result in any material Environmental Liability or other material obligation (including any material investigatory or corrective action obligation) to a Seller Party. There is no Proceeding or Order pending, outstanding or, to the Seller Parties’ Knowledge, threatened by any Governmental Body against any Seller Party with respect to the operation of the Business at a Store pursuant to any Environmental Law. To the Seller Parties’ Knowledge, no Hazardous Substance has been generated, emitted, transported, stored, treated or disposed of, released or handled at any Store in violation, in any material respect, of any Environmental Law.
Section 2.17 Vendors. Schedule 2.17 sets forth a true, accurate and complete list of the 10 largest factories supplying Sperry-branded footwear based on the total amount purchased during (a) the year 2022 and (b) the year 2023 (such factories, the “Material Vendors”). From January 1, 2023 through the date of this Agreement, with respect to the Business, there has been no material change in the business relationship of any Seller Party with any Material Vendor, and no Seller Party has received any written or, to the Seller Parties’ Knowledge, oral or other notice from any Material Vendor stating that such Material Vendor will in the future cease or materially reduce its supply of products or services to the Business (other than reductions or fluctuations in the Ordinary Course, including as the result of supply disruptions or as contemplated in existing Contracts).

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Section 2.18 Customers. Schedule 2.18 sets forth a true, accurate and complete list of the 15 largest retail customers of the Business based on total revenues received for (a) the year 2022 and (b) the year 2023 (such customers, the “Material Customers”). From January 1, 2023 through the date of this Agreement, with respect to the Business, there has been no material change in the business relationship of any Seller Party with any Material Customer, and no Seller Party has received any written or, to the Seller Parties’ Knowledge, oral or other notice from any Material Customer stating that such Material Customer will in the future cease or materially reduce its purchase of products or services from the Business (other than reductions or fluctuations in the Ordinary Course, including as the result of supply disruptions or as contemplated in existing Contracts).
Section 2.19 Illegal Payments; FCPA. Each Seller Party is, and since January 1, 2019 has been, in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and all other Laws relating to anti-bribery, anti-money laundering or anti-corruption and no director, officer or employee or, to the Seller Parties’ Knowledge, any partner, distributor, reseller, agent or other Person acting on behalf any Seller Party, in each case, with respect to the Business, has, for the purpose of securing an improper advantage in obtaining or retaining business for or with, or directing business to, any Person, (A) made, offered or authorized, or agreed to make, offer or authorize, any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) made, offered or authorized, or agreed to make, offer or authorize, any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political party or campaign, candidate for political office, official of any public international organization or official of any state-owned enterprise; or (C) made, offered or authorized, or agreed to make, offer or authorize, any bribe, payoff, influence payment, kickback or other similar unlawful inducement.
Section 2.20 Broker’s Fees. No Seller Party or anyone acting on its behalf has incurred or will incur any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents for which Buyer or any of its Affiliates will be liable. Any fees and expenses due Centerview Partners LLC (the “Seller Financial Advisor”) and/or its Affiliates related to the transactions contemplated by this Agreement that are not paid in advance of Closing will be included in Seller Transaction Expenses.
Section 2.21 Affiliate Transactions. Schedule 2.21 sets forth a true and complete list of any Contracts related to the Purchased Assets between or among any Seller Party, on the one hand, and Seller Party or any of its Affiliates or any of its or their directors, managers, officers or employees, on the other hand, which is currently in effect.
Section 2.22 Product Liability. With respect to the Business and any products sold under the Sperry brand during the past three years:
(a)No Seller Party has issued a product recall, concerning any such products of the Business or any product(s) manufactured, shipped, sold or delivered by such Seller Party or any of its Affiliates, which has occurred or is pending, except as set forth on Schedule 2.16(a).

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(b)Such products have been in all material respects in compliance with all Laws applicable to the conduct of the Business, including the United States Consumer Product Safety Act, the Flammable Fabrics Act, the Hazardous Substances Act, all regulations and policies of the United States Consumer Product Safety Commission and the United States Food and Drug Administration and other Governmental Bodies (all such Laws and standards being referred to collectively as “Safety Requirements”); and
(c)To the extent required by any Laws, inventory has been tested for safety pursuant to, and in accordance with, in all Safety Requirements (including Proposition 65).
Section 2.23 Reliance. The Seller Parties acknowledge that, except as set forth in Article 3, Buyer is not making and will not be deemed to have made, and no Seller Party is relying on, any representation or warranty of Buyer or any other Person, express or implied, in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.
Section 2.24 No Other Representations or Warranties. Other than the representations and warranties expressly made by the Seller Parties in this Article 2 (such representations and warranties collectively, the “Express Representations”), no Seller Related Persons or any Person acting on their respective behalf has made, and will not be deemed to have made, any representation or warranty, express or implied, in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, and any other such representations and warranties are expressly waived.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer makes the following representations and warranties to the Seller Parties:
Section 3.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has full requisite entity power and authority to carry on its businesses.
Section 3.2 Authorization. Buyer has the full requisite entity power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, the Transaction Documents to which it is a party has been, assuming due authorization, execution and delivery by each other party thereto, duly and validly authorized by all requisite action. Each of the Transaction Documents to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions, subject to the Enforceability Exceptions.
Section 3.3 Noncontravention. Neither the execution or delivery by Buyer of this Agreement or the other Transaction Documents to which it is (or will be) a party, the performance by Buyer of its obligations hereunder or thereunder, nor the consummation by Buyer of the transactions contemplated hereby and thereby will: (a) violate any Law or Order to which Buyer

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is subject or any provision of its Organizational Documents; or (b) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time or both) any Contract to which Buyer is a party or by which Buyer is bound. Except for any notices, filings, authorizations, consents or approvals of any Governmental Body obtained by Buyer or an Affiliate prior to Closing or required by Law to be made after Closing, Buyer is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by the Transaction Documents.
Section 3.4 Proceedings. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer: (a) that questions the validity of any Transaction Document to which it is a party or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, any Transaction Document to which it is a party; or (b) that, individually and in the aggregate, could reasonably be expected to prevent or delay in any material respect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by any Transaction Document to which it is a party.
Section 3.5 Financing. Buyer’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents is not subject to any conditions regarding Buyer’s ability to obtain financing and Buyer has available sufficient cash, lines of credit or other sources of immediately available funds to enable Buyer to satisfy all of the Closing Date obligations of Buyer under this Agreement (including paying the Purchase Price and all costs and expenses required to be paid by Buyer) and to consummate the transactions contemplated by this Agreement.
Section 3.6 Solvency. Buyer is solvent and, assuming the accuracy in all material respects of the representations and warranties set forth in Article 2 as of Closing, immediately following Closing, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Buyer will be solvent. No transfer of property is being made and no obligation is being incurred by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates.
Section 3.7 Inspection. Buyer is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies as contemplated hereunder. Buyer has undertaken such investigation as it deems necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents. Buyer and its Representatives have been afforded the opportunity to obtain additional information to verify the accuracy of the representations and warranties made by the Seller Parties in this Agreement and to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer acknowledges that there are uncertainties inherent in any financial projection or forecast and that Buyer is familiar with such uncertainties and it takes full responsibility for making its own evaluation of the adequacy and accuracy of any projections and forecasts furnished to it or its Affiliates or Representatives.

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Section 3.8 Broker’s Fees. Neither Buyer nor anyone acting on its behalf has incurred or will incur any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which a Seller Party or any of its Affiliates will be liable.
Section 3.9 No Other Representations or Warranties. Buyer has not made, nor will be deemed to have made, any representation or warranty in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby other than as expressly made by it in this Article 3.

ARTICLE 4
COVENANTS AND AGREEMENTS
Section 4.1 Further Assurances. After Closing the parties will take all actions, execute and deliver all further documents and do all other acts and things as another Party may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents.
Section 4.2 Wrong Pockets. If, after the Closing Date, either Wolverine or Buyer in good faith identifies any asset or Contract owned or held by Wolverine or an Affiliate (which will not include a Contract transferred to ABG as part of the ABG Transaction) that should have been, but inadvertently was not, transferred prior to Closing to Buyer as a Purchased Asset or an Assigned Contract, then Wolverine or Buyer, as applicable, will notify the other as soon as reasonably practicable upon becoming aware of such asset or Contract and, unless it reasonably disagrees in good faith, Wolverine will or will cause its applicable Affiliate to transfer such asset or Contract to Buyer as soon as reasonably practicable for no additional consideration. If, after the Closing Date, either Wolverine or Buyer in good faith identifies any asset or Contract that was transferred to Buyer at Closing that should not have been so transferred, then Wolverine or Buyer, as applicable, will notify the other as soon as reasonably practicable upon becoming aware of such asset or Contract and, unless it reasonably disagrees in good faith, Buyer will or will cause its applicable Affiliate to transfer such asset or Contract to Wolverine or its designee as soon as reasonably practicable for no additional consideration.
Section 4.3 Public Announcements. No Party will, and each Party will cause its Affiliates and direct its Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or another Transaction Document without the prior written consent of Buyer and Wolverine, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without the prior written consent, issue or cause the publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or pursuant to a listing agreement with or rules of any national securities exchange or interdealer quotation service, in which event such Party will use commercially reasonable efforts to allow Buyer or Wolverine (as applicable) reasonable time to comment on such press release or public announcement in advance of its issuance. Notwithstanding the foregoing, Buyer understands that Wolverine will publically announce the consummation of the transactions contemplated by this Agreement or another

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Transaction Document and Buyer has been provided a copy of such proposed release and had an opportunity to comment thereon.
Section 4.4    Employees.
(a)The Parties agree and acknowledge that Buyer or one of its Affiliates may offer employment to each Identified Employee as of the Closing Date that reflects similar role and responsibilities and terms and conditions of employment consistent with Buyer’s obligations pursuant to (b) below; provided, however, that it is agreed that Buyer will make employment offers to all Identified Employees who are actively employed as retail employees at any of the Stores within five (5) Business Days of the Closing Date. Each Identified Employee who accepts and actually commences employment with Buyer or one of its Affiliates is referred to herein as a “Transferred Employee.” The Parties intend for each Transferred Employee to have continuous employment immediately before and immediately after Closing and, therefore, it is the Parties’ intent that the transactions contemplated under this Agreement will not entitle any Transferred Employee to separation, termination or severance pay or benefits under any Employee Benefit Plan. Identified Employees who are not hired by Buyer or who do not accept Buyer’s offer of employment will be either, in Wolverine’s sole discretion, retained for continued employment by a Seller Party or its Affiliates or terminated from employment. Any and all payments, severance obligations or other benefits (and any Taxes associated therewith) to which any employee who is not a Transferred Employee becomes entitled, whether as a result of any of the transactions contemplated by this Agreement or otherwise, will be Excluded Liabilities.
(b)Beginning with the Closing Date and continuing for a period of no less than 12 months from and after the Closing Date, Buyer will provide, or will cause one of its Affiliates to provide, to each Transferred Employee, (i) base salary or wage rate that is no less than each such Transferred Employee received immediately prior to Closing, and (ii) employee benefits (other than cash bonus, commission and incentive opportunities, defined benefit pension, deferred compensation, retiree or post-termination health or welfare benefits, equity-based, frozen or grandfathered as of the Closing Date or that relate to phantom equity (the “Excluded Benefits”)) that are substantially comparable in the aggregate to the employee benefits (other than the Excluded Benefits) provided or made available to each such Transferred Employee under the Employee Benefit Plans immediately prior to Closing or, in Buyer’s sole discretion, that are substantially similar to those offered to similarly situated employees of Buyer.
(c)As of the Closing Date, each Identified Employee who receives and accepts an offer of employment from Buyer in accordance with Section 4.4(a) will be terminated by the applicable Seller Party and will cease to be an active participant under the Employee Benefit Plans. Each Transferred Employee will receive credit for service with Wolverine, its Affiliates and their respective predecessors under the benefit and compensation plans and arrangements of Buyer and its Affiliates in which Transferred Employees participate (excluding the Excluded Benefits) (each, a “Buyer Plan”) for purposes of eligibility and vesting, and with respect to vacation, paid time off, severance and employer retirement contributions and determining the level of benefits under each Buyer Plan to the extent that such service was credited by a Seller Party under a comparable Employee Benefit Plan; provided, however, that in no event will such credit result in the duplication of benefits. With respect to any Buyer Plan that is a group health plan, Buyer and its Affiliates will take commercially reasonable actions necessary to ensure that each Transferred

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Employee (and eligible dependents) are eligible for coverage under such plan(s) that is effective as of the Closing Date subject, however, to any requirements imposed by the insurers of any Buyer Plan. Wolverine or an Affiliate will be solely responsible for any and all obligations, including notice and coverage obligations, under Code Section 4980B or applicable state law with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. In addition, Buyer will, or will cause one of its Affiliates to, use commercially reasonable efforts to (i) waive, or cause to be waived, any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods for Transferred Employees (and their dependents) under such Buyer Plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA; and (ii) credit Transferred Employees for co-payments and deductibles incurred during the portion of the applicable plan year prior to the Closing Date under any Employee Benefit Plan that is a group health plan in which the Transferred Employee participates during the year in which the Closing Date occurs in satisfying any deductible or out-of-pocket requirements under the applicable Buyer Plan that is a group health plan for the applicable plan year in which the Closing Date occurs, subject in each case to the Seller Parties providing reasonably adequate data to Buyer, in a format reasonably requested by Buyer.
(d)Wolverine or its Affiliates will be solely responsible, and Buyer will have no obligations whatsoever for, any compensation or other amounts payable to any current or former Business Employees, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period during their employment with Wolverine or its Affiliates at any time on or prior to Closing, and Wolverine or its Affiliates will pay all such amounts to all entitled Persons as and within the time required by applicable Law.
(e)Wolverine or its Affiliates will remain solely responsible for (i) the satisfaction of all claims for medical, dental or health accident benefits brought by or in respect of current or former Business Employees or the spouses, dependents or beneficiaries thereof, which were incurred on or prior to Closing and through the term of the TSA (provided, that any such costs will be dealt with in accordance with the TSA); and (ii) the satisfaction of all life insurance benefits, disability benefits or workers’ compensation claims of any current or former Business Employees which relate to events occurring on or prior to Closing and through the term of the TSA (provided, that any such costs will be dealt with in accordance with the TSA). Wolverine or its Affiliates will pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.
(f)         Effective as of the Closing Date, contributions under the Employee Benefit Plan intended to qualify under Section 401(a) of the Code (the “Wolverine 401(k) Plan”) in respect of the Transferred Employees who participated in such plan (the “Participants”) will cease. As soon as practicable after the Closing Date, such Participants will be permitted to elect to roll over their individual account balances from the Wolverine 401(k) Plan (including any promissory notes held in such accounts, subject to the terms of Buyer’s 401(k) Plan) as a direct rollover to a Buyer Plan that is a defined contribution plan and that meets the qualification requirements of Section 401(a) of the Code.
(g)Nothing contained in this Section 4.4 (whether express or implied) will (i) create or confer any rights, remedies or claims upon any Business Employee or Transferred Employee or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Business Employee or Transferred

Purchase Agreement

Employee, (ii) be considered or deemed to establish, amend or modify any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract, or (iii) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties. Subject to applicable Law, for a period of two years following Closing, neither Buyer nor its Affiliates will, directly or indirectly: (i) solicit or hire any then-current employee of Wolverine or its Affiliates or any individual that was an employee of Wolverine or its Affiliates in the six-month period preceding such solicitation or hiring, in each case, at the Vice President level or above and who Buyer was introduced to, communicated with or first became aware of during its evaluation and negotiation of the transactions contemplated by this Agreement, or (ii) induce any then-current employee of Wolverine or its Affiliates, at the Vice President level or above and who Buyer was introduced to, communicated with or first became aware of during its evaluation and negotiation of the transactions contemplated by this Agreement, to leave his or her employment with Wolverine or such Affiliates; provided, that this Section 4.4(g) will not prohibit Buyer from placing any general solicitation to the public and hiring individuals who respond to such solicitation.
(h)Subject to applicable Law, for a period of two years following Closing, neither Wolverine nor any of its Affiliates will, directly or indirectly: (i) solicit or hire any then-current employee of Buyer or its Affiliates who was a Transferred Employee or any Transferred Employee that was an employee of Buyer or its Affiliates in the six-month period preceding such solicitation or hiring, in each case, at the Vice President level or above, or (ii) induce any then-current employee of Buyer or its Affiliates who was a Transferred Employee, at the Vice President level or above, to leave his or her employment with Buyer or any such Affiliate; provided, that this Section 4.4(h) will not prohibit Wolverine from placing any general solicitation to the public and hiring individuals who respond to such solicitation.
Section 4.5 Records Retention. After Closing, Buyer will retain until the seventh anniversary of the Closing Date the books and records of each applicable Seller Party included among the Purchased Assets and relating to pre-Closing periods. Upon reasonable notice, and at Wolverine’s expense, Buyer will provide Wolverine and its Representatives with reasonable access (including the right to make copies) during normal business hours to such pre-Closing books and records reasonably required in anticipation of, preparation for, or the prosecution or defense of existing or future claims or actions, Tax Returns or other matters in which Buyer, on the one hand, and the Seller Parties, on the other hand, do not have any adverse interest or which are not otherwise protected by attorney-client privilege; provided that any such access does not unreasonably interfere with the normal operations of the Business.
Section 4.6    Certain Tax Matters.
(a)Tax Returns.
(i)         Except as provided in (d) with respect to Transfer Taxes, Wolverine will prepare or cause to be prepared all Tax Returns with respect to the Purchased Assets for any Pre-Closing Tax Period.
(ii)Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns attributable to the Purchased Assets filed after the Closing Date.

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(iii)Any and all Tax deductions that would be reported on the Tax Returns in respect of a Pre-Closing Tax Period, and in respect of, or that are attributable to, any of the following will be treated as occurring on or prior to the Closing Date and be reported in the taxable period (or portion thereof) ending on the Closing Date: (A) any and all Seller Transaction Expenses (including amounts that would be Seller Transaction Expenses except for the fact that such expenses were paid prior to Closing); and (B) any and all other amounts paid by the Seller Parties with respect to the transactions contemplated by the Transaction Documents.
(iv)After Closing, Buyer will not, without the prior written consent of Wolverine, which will not be unreasonably withheld, conditioned or delayed agree to (A) waive or extend the statute of limitations relating to any Taxes attributable to the Purchased Assets for any Pre-Closing Tax Period, or (B) make or initiate any voluntary contact with a Governmental Body (including any voluntary disclosure agreement or similar process) for any Pre-Closing Tax Period with respect to any Purchased Assets.
(b)Cooperation. The Parties will, and will cause their respective Affiliates and Representatives to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return relating to the transactions contemplated by this Agreement (including signing any Tax Return), or any audit or other examination by any Taxing Authority. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any statute of limitations plus 60 days, and upon reasonable request will provide the other Parties with, any records or information which may be relevant to such preparation, audit, examination, Proceeding or determination.
(c)Audits. If any Taxing Authority issues to Buyer or any of its Affiliates a written notice of its intent to audit, examine or conduct a Proceeding, a written notice of its determination of an objection to an assessment solely with respect to Taxes or Tax Returns with respect to the Purchased Assets for a Pre-Closing Tax Period (a “Tax Claim”), Buyer will give prompt notice to Wolverine of such Tax Claim following receipt; provided, however, that the failure to timely notify Wolverine will not relieve any Seller Party from Liability pursuant to Article 7 except to the extent such Seller Party is materially prejudiced as a consequence of such failure. Wolverine at its expense will control any Tax Claim with respect to the Purchased Assets for Pre-Closing Tax Periods (“Seller Tax Claims”); provided, however, that Wolverine will keep Buyer reasonably informed regarding the progress and substantive aspects of any Seller Tax Claim and Buyer will be entitled at their expense to participate in any Seller Tax Claim. Neither Wolverine nor any Affiliate will enter into any settlement of, or otherwise compromise, any such Seller Tax Claim without the prior written consent of Buyer, which consent will not be unreasonably withheld, delayed or conditioned. If Wolverine declines to exercise its control rights with respect to a Seller Tax Claim that Wolverine is entitled to control pursuant to this Section, Buyer, at Wolverine’s expense, will control such Tax Claim (“Buyer Tax Claim”) and will keep Wolverine reasonably informed regarding the progress and substantive aspects of any Buyer Tax Claim and Wolverine will be entitled at their own expense to participate in any Buyer Tax Claim. Buyer will not enter

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into any settlement of, or otherwise compromise, any Tax Claim, without the prior written consent of Wolverine, which consent will not be unreasonably withheld, delayed or conditioned.
(d)Transfer Taxes. Any transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added and other similar Taxes and fees (“Transfer Taxes”) that may be imposed or assessed as a result of the transfer of the Purchased Assets, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties, will be borne 50% by Buyer and 50% by Wolverine, and will be paid to the appropriate Taxing Authority promptly when due by the Person having the obligation to pay such Transfer Tax under applicable Law. Any Transfer Tax returns required to be filed in connection with the transfer of the Purchased Assets will be prepared by the Party having the obligation to do so under applicable Law. The Parties will reasonably cooperate with each other to apply for any exemption, mitigation or reduction in Taxes, and will reasonably assist the other to meet their respective obligations. Buyer and the Seller Parties will indemnify each other for any payments or remittances made by the other that are the obligation of such Party under this Section 4.6(d).
(e)Procedures. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 4.6(e) (a “Tax Dispute”) that the Seller Parties and Buyer, using commercially reasonable efforts, are not able to resolve through direct good-faith negotiation, will be resolved in accordance with the procedures set forth in this Section 4.6(e). If there has been no resolution of such Tax Dispute after direct negotiation, then any Party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Accounting Firm, who will be jointly retained by Buyer and Wolverine. Buyer and Wolverine will promptly execute any reasonable agreement required by the Accounting Firm for its engagement hereunder. The Accounting Firm will be instructed to resolve the Tax Dispute in accordance with this Section 4.6 and such resolution will be: (i) set forth in writing and signed by the Accounting Firm; (ii) delivered to each Party as soon as practicable after the Tax Dispute is submitted to the Accounting Firm but no later than the 20th day after the Accounting Firm is instructed to resolve the Tax Dispute; (iii) made in accordance with this Agreement; and (iv) final, binding and conclusive on each Party. The Accounting Firm will act as an expert and not an arbitrator and will exercise its discretion independently to resolve only the disputed items, but within the range of the differences between the Parties. Each Party will provide the Accounting Firm with all books and records in its possession relevant to the determinations to be made by it. No Party will (and each Party will cause it Affiliates and Representatives not to) meet or discuss any substantive matters with the Accounting Firm without the other Party and its Representatives present or having the opportunity following at least three Business Days’ written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such books and records and other information it deems relevant to the resolution of the Tax Dispute, and to require a Party to answer questions that it deems relevant to the resolution of the Tax Dispute. All books and records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to the other Party. All disputes with respect to any Tax Dispute will be resolved exclusively by the Accounting Firm. The Accounting Firm will allocate its fees and expenses to the respective Parties based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. For example, should the total amount of the disputed items as originally submitted to the Accounting Firm equal $1,000 and the Accounting Firm

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awards $600 in favor of Wolverine’s position, 60% of the fees and expenses of the Accounting Firm would be borne by Buyer and 40% of the fees and expenses of the Accounting Firm would be borne by Wolverine.
(f)         Purchase Price Allocation. The sum of the Purchase Price and any other applicable amounts required to be included under the Code will be allocated among the Purchased Assets in accordance with the methodology set forth on Exhibit 4.6(f). Within 60 days after Closing, Buyer will deliver to Wolverine a draft of such allocation for Wolverine’s review and approval, which will be prepared on a basis consistent with the methodology set forth on Exhibit 4.6(f). Within 15 days thereafter, Wolverine will deliver either a notice accepting the allocation prepared by Buyer or a statement setting forth in reasonable detail any objections thereto. If Wolverine timely delivers a statement setting forth objections in accordance with the previous sentence, Buyer and Wolverine will use their respective good faith efforts to resolve such objections. If Buyer and Wolverine are unable to mutually agree on the allocation relating to the Purchased Assets the procedures of Section 4.6(e) will control. If Wolverine accepts the allocation prepared by Buyer (or does not within the 15 day period described above deliver a statement setting forth in reasonable detail any objections as described above), such allocation will be binding on the Parties without further adjustment. No Party or any Affiliate of any Party will take a position on any Tax Return that is in any manner inconsistent with the allocation as finally determined under this Section 4.6(f) without the written consent of the other Parties or unless specifically required pursuant to a determination by the applicable Taxing Authority. The Parties will promptly notify each other of the existence of any Tax Proceeding related to any allocation hereunder.
Section 4.7 Seller Parties’ Representative. Wolverine will act as a representative of each of the other Seller Parties and is authorized to do on behalf of each other Seller Party any and all things, including executing any and all documents, which it deems necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (a) receiving and disbursing payments to be made hereunder; (b) receiving notices and communications pursuant to this Agreement and the other Transaction Documents; (c) administering this Agreement and the other Transaction Documents, including the initiating and resolving of any disputes or claims; (d) agreeing to amendments of, or waivers of conditions and obligations under, this Agreement and the other Transaction Documents; and (e) taking any other actions on behalf of such other Seller Party under this Agreement and the other Transaction Documents. A decision, act, consent or instruction of Wolverine hereunder will constitute a decision, act, consent or instruction of all the Seller Parties (as applicable) and will be final, binding and conclusive upon each Seller Party, and Buyer may rely upon any such decision, act, consent or instruction of Wolverine as being the decision, act, consent or instruction of each and every such Seller Party. Buyer will be relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of Wolverine. Any payment made by any of Buyer to Wolverine will be deemed to satisfy a payment obligation towards any of the Seller Parties.
Section 4.8 Misdirected Payments and Assets. From and after Closing, if any Party or any of its Affiliates receives payment from any Person that should have been made to another Party or any Affiliate of such other Party, the applicable Party will cause the Person receiving such payment to remit or transfer the same to the intended beneficiary under this Agreement no less frequently than monthly.

Purchase Agreement

Section 4.9 International Trade Matters. As of the Closing and thereafter, Buyer will be, pursuant to approval by U.S. Customs and Border Protection, registered as a zone user in any Seller Party’s (or any Affiliate’s) foreign trade zone in which any Purchased Assets constituting products and merchandise are located (“FTZ”) including a zone user with regards FTZ 0290010A5 operated by Wolverine (the “FTZ 0290010A5 Permit”). Each applicable Seller Party will remain the zone operator. Buyer will be registered as a zone user until all such products and merchandise that have been directed for shipment to the FTZ have been delivered to Buyer’s custody. Any liability arising from the FTZ operations will be a liability of the applicable Seller Party and regarded as an Excluded Liability hereunder, and each applicable Seller Party will maintain any required FTZ bonds. The applicable Seller Party will have responsibility for entering such goods as importer of record for consumption in the United States. Each applicable Seller Party will make goods available for pick up by Buyer with all customs duties and fees already paid in accordance with and as described in the TSA. Further, each applicable Seller Party agrees that if any of its Purchased Assets constituting products and merchandise are detained or seized by U.S. Customs and Border Protection or other Governmental Body within six months of Closing or that were manufactured in whole or part prior to Closing, such Seller Party will promptly cooperate with Buyer in responding to the Proceeding and will produce supply chain documentation required in order to release such products or merchandise. Each applicable Seller Party will further be responsible for assisting in import and export compliance obligations relating to the Business and responding to inquiries from any Governmental Body in relation to the operation of the Business under the TSA during the term of the TSA.
Section 4.10    Confidentiality.
(a)From and after Closing until the date that is five years after Closing, Wolverine will, and will cause its Affiliates to, keep confidential and not use any non-public information included among or relating to the Purchased Assets other than for purposes contemplated herein or by the ABG Transaction, including in connection with satisfying its obligations, enforcing its rights and defending against any claim under this Agreement or another Transaction Document; provided, however, that Wolverine and its Affiliates will not be liable hereunder with respect to any disclosure to the extent such disclosure is required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Wolverine or any of its Affiliates is required by any applicable Law or Order to disclose any such non-public information, Wolverine will (i) to the extent practicable and permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Wolverine determines (with the advice of counsel) is required by Law or Order to be disclosed, and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer in its efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at the requesting Buyer’s sole cost and expense). Notwithstanding the foregoing, non-public information will not include information that (A) is or becomes available to the public after Closing other than as a result of a disclosure by Wolverine or its Affiliates in breach of this Section 4.10 or (B) becomes available to Wolverine or its Affiliates after Closing from a source other than Buyer or its Affiliates if the source of such information is not known (after reasonable inquiry) by Wolverine to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information.

Purchase Agreement

(b)From and after Closing until the date that is five years after Closing, Buyer will, and will cause its Affiliates to, keep confidential and not use any non-public information of Wolverine or its Affiliates that is not related to the Business. In the event that Buyer or any of its Affiliates is required by any applicable Law or Order to disclose any such non-public information, Buyer will (i) to the extent practicable and permissible by Law or Order, provide Wolverine with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by Law or Order to be disclosed, and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at Wolverine’s request, reasonably cooperating with Wolverine to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Wolverine’s sole cost and expense). Notwithstanding the foregoing, such non-public information will not include information that (A) is or becomes available to the public after Closing other than as a result of a disclosure by Buyer or its Affiliates in breach of this Section 4.10, (B) becomes available to Buyer or Affiliates from a source other than Wolverine, its Affiliates or any Transferred Employee, if the source of such information is not known (after reasonably inquiry) by Buyer or its Affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Wolverine or its Affiliates with respect to such information, or (C) is independently developed by Buyer or its Affiliates without breach of this Section 4.10, as shown by reasonable documentary evidence.
Section 4.11    Landlord Consents.
(a)From the Closing Date until the date which is 150 days following the Closing Date, Wolverine and Buyer will exercise their respective commercially reasonable efforts to obtain, with respect to each Store Lease, the consent of the applicable landlord (in form reasonably acceptable to Wolverine and Buyer) to assign such Store Lease to the Buyer or to grant Buyer a sublease with respect thereto (with respect to each Store Lease, a “Landlord Consent”); provided, however, that if Wolverine or an Affiliate has provided a guarantee with respect to such Store Lease, Buyer will or will cause one of its Affiliates to provide a reasonably similar guarantee, with Wolverine indemnifying the party providing such guarantee with respect to Liabilities arising prior to the Closing Date (the “Backstop Guarantee”) and Wolverine will obtain the release from the applicable landlord of any current guarantor under such Store Lease. The Parties agree that in the event any Landlord Consent imposes any material modification of the rights and obligations of the tenant or subtenant (as applicable) as compared to those rights and obligations currently embodied in such Store Lease, neither Party shall execute such Landlord Consent without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. For purposes of the foregoing sentence, a “material modification” of a right or obligation means (i) an increase in rent (fixed or additional) or other monetary obligations, in either case, except an increase of less than two and a half (2.5%) percent of the annual obligations required to be paid under the applicable Store Lease or to the extent reimbursed by Wolverine in its sole discretion; (ii) any requirement of a fee as a condition to obtaining Landlord Consent, except to the extent to be reimbursed by Wolverine in its sole discretion; (iii) any requirement of a security deposit, except to the extent to be reimbursed by Wolverine in its sole discretion (any such amount to be repaid to Wolverine at the termination of the applicable Store Lease); (iv) any change in the then-current term; (v) a material reduction of any extension or renewal rights set forth in the applicable Store Lease; (vi) any restriction which would prohibit the use of the Store for the purposes of conducting the Business as currently conducted; (vii) any requirement of a standby letter of credit, other than

Purchase Agreement

in replacement of a standby letter of credit currently in effect with relation to the applicable Store Lease and on substantively the same terms, unless provided by Wolverine in its sole discretion;
(viii) any requirement to renovate all or any portion of the leased premises, unless the costs of such renovation are to be reimbursed by Wolverine in its sole discretion; (ix) any requirement to relocate the leased premises (whether within the same property group or otherwise); and (x) any other modification the Parties agree in writing constitutes a “material modification” for purposes of the foregoing sentence.
(b)In the event that a mutually acceptable Landlord Consent is not obtained with respect to any Store Lease, the provisions of Section 1.8 shall apply mutatis mutandis. If necessary, each Party will designate a senior officer in an attempt to arrive at a reasonable accommodation under Section 1.8.
(c)In the event that a mutually acceptable Landlord Consent is not obtained with respect to any Store Lease, and the Parties, acting reasonably and in good faith, cannot agree to another commercially reasonable alternative under Section 1.8, the Parties will amend the TSA to provide that Wolverine will operate the applicable Store through the remainder of the current term for the benefit of Buyer, with Buyer being responsible for all Liabilities and results of operations arising from or relating to the operation of such Store as if Landlord Consent had been timely obtained (but excluding any Liabilities which are imposed by the applicable landlord due to the failure to obtain such Landlord Consent and which would not had been incurred had the lease been assigned to Buyer following receipt of a Landlord Consent).
Section 4.12    Sell-Off.
(a)Prior to (i) July 31, 2024, with respect to Retained Sell-Off Products located in, or which are destined for sale in, the European Union or Mexico, (ii) 120 days following the Closing Date, with respect to Retained Sell-Off Products located in the Excluded Stores (other than the Howell, MI or Omaha, NE Excluded Stores), (iii) the earlier of (x) thirteen-month anniversary of the Closing Date or (y) the achievement of the kick out, sales termination right or other similar period provided for under the applicable Store Lease, with respect to Retained Sell-Off Product located at the Howell, MI and Omaha, NE Excluded Stores, or (iv) the date set forth on Exhibit 8.8, with respect to Retained Sell-off Products located at the applicable Excluded Closing Store (as applicable, the “Sell-Off Period”), Wolverine and its Affiliates shall be permitted to sell-off the Retained Sell-Off Products on a royalty-free basis; provided, that, (I) in the case of clause (i), such Retained Sell-Off Products may be sold solely in the countries that comprise the European Union, and (II) in the case of clauses (ii)-(iv), such Retained Sell-Off Products may be sold solely at the applicable Excluded Store or Excluded Closing Store. Following the expiration of the applicable Sell-Off Period, Seller Parties and their Affiliates shall not be permitted to sell any Sperry-branded products in any jurisdiction. Notwithstanding the foregoing, both during and following the term of the TSA, Buyer shall have sole discretion as to the stock availability and selection for any replenished products offered for sale to Wolverine in accordance with this Section
4.12. At the end of the applicable Sell-Off Period set forth in clauses (ii), (iii) or (iv) above, any remaining Sperry-branded product will be repurchased by Buyer at the cost of goods paid by Wolverine and transferred, at Wolverine’s expense, to a destination of Buyer’s choosing.

Purchase Agreement

(b)Following Closing, Buyer will sell to Wolverine (in accordance with Buyer’s practices as operators of the Business), for resale (and Buyer consents to such resale) in the Howell, MI and Omaha, NE Excluded Stores, replenishment product at the price paid for such product by Buyer at Closing, plus freight, plus handling (only for the period following the term of the TSA), during the period set forth in clause (a)(iii) above. No handling charges will be payable under the TSA with respect to such inventory for the entirety of the term of the TSA, provided, however that following the term of the TSA, all handling charges for any Retained Sell-Off Products sold at an Excluded Store shall be added to the cost for any such replenishment product to be borne by Wolverine.
(c)Following Closing, Buyer will sell to Wolverine (in accordance with Buyer’s practices as operators of the Business), for resale (and Buyer consents to such resale) in the Excluded Closing Stores, (i) during the term of the TSA, replenishment product at the price paid for such product by Buyer at Closing, plus extraction, plus freight, plus handling, plus a fifteen percent (15%) mark-up, during the period set forth in clause (a)(iv) above, to be due and payable at the end of each Fiscal Period (as defined in, and in accordance with, the TSA), and (ii) following expiration of the TSA term, replenishment product at the price paid for such product by Buyer at Closing, plus extraction, plus freight, plus handling at $2.30 per unit, plus a fifteen percent (15%) mark-up, during the period set forth in clause (a)(iv) above, to be due and payable by Wolverine net ten (10) days after receipt of the applicable invoice.
Section 4.13    Identified Defective Products.
(a)Wolverine will, and will cause the Seller Parties and any of Wolverine’s or their respective Affiliates to, agree and undertake that any and all Identified Defective Products (including any products returned after the Closing Date that have manufacturing defects) will either be destroyed by Wolverine or an Affiliate thereof or returned to the manufacturer of such products either for disposal and destruction or for the purpose of being reworked into “first quality” products. Upon the return of any Identified Defective Products to a manufacturer, title to such product shall transfer to the manufacturer such that any “first quality product” created from an Identified Defective Products shall be owned free and clear by such manufacturer (and ownership thereof or any rights thereto shall not revert to Wolverine or the respective Affiliate).
(b)Without the prior written consent of Buyer, Wolverine will not, and will cause the Seller Parties and any of Wolverine’s or their respective Affiliates not to, sell, transfer, or otherwise distribute any Identified Defective Products to any Person (other than a transfer to the manufacturer of such product for destruction or reworking into “first quality” products).
Section 4.14 Re-Bannering. Within 120 days of the Closing, with respect to the Excluded Stores other than the Howell, MI and the Omaha, NE Excluded Stores, Wolverine will re-banner or cause to be re-bannered the Excluded Stores, and within thirteen months following the Closing Date, with respect to the Howell, MI and the Omaha, NE Excluded Stores, Wolverine will re-banner or cause to be re-bannered such Excluded Stores, in each case, to eliminate any reference to Sperry. For avoidance of doubt, Wolverine and its Affiliates will have the right to operate the Excluded Stores under the Sperry banner through the applicable periods.

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ARTICLE 5
[RESERVED]

ARTICLE 6
[RESERVED]

ARTICLE 7
INDEMNIFICATION
Section 7.1 Survival. The right to seek indemnification in connection with the breach of representations and warranties contained in this Agreement will survive until the 12-month anniversary of the Closing Date (the “General Survival Period Expiration Date”) and will terminate on such date, except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such General Survival Period Expiration Date, in which case such representation or warranty will survive, solely with respect to any pending claims until the resolution of such claim. Notwithstanding anything herein to the contrary (including the preceding sentence), with respect to claims resulting from, arising out of, or connected with the Seller Fundamental Representations or the Buyer Fundamental Representations, the right to seek indemnification will survive the Closing Date until the date that is 90 days after the expiration of the applicable statute of limitations with respect to the matters contained therein, and will terminate on such date, except that any representation and warranty that is the subject of a pending claim will survive, solely with respect to such claim, until the resolution of such claim.
Section 7.2    Indemnification.
(a)Following Closing, the Seller Parties, jointly and severally, will indemnify and defend Buyer and its Affiliates and their respective owners, officers, directors, managers, employees, agents, Representatives, successors and authorized assigns (the “Buyer Indemnified Parties”) for, and save and hold each of them harmless against, and will pay and reimburse each of them for, any Adverse Consequence suffered or sustained, directly or indirectly, as a result of, arising out of, or connected with:
(i)         any inaccuracy in or breach of any representation or warranty made by the Seller Parties in this Agreement (other than the Seller Fundamental Representations);
(ii)any inaccuracy in or breach of any Seller Fundamental Representation;
(iii)any breach or non-fulfillment of any covenant or obligation of Wolverine or any of the other Seller Parties in this Agreement;
(iv)any and all Taxes of any Seller Party for any Tax period, and any and all Transfer Taxes for which the Seller Parties are responsible pursuant to Section 4.6(e);
(v)the Identified Defective Products, including any breach or inaccuracy in the representations and warranties made under Section 2.4(a) or any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation made pursuant to Section 4.13; and

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(vi)any Excluded Assets or any Excluded Liabilities.
(b)Following Closing, Buyer will indemnify and defend each Seller Party and each of their respective Affiliates and their respective owners, officers, directors, managers, employees, agents, Representatives, successors and authorized assigns (the “Seller Indemnified Parties”) for, and save and hold each of them harmless against, and will pay and reimburse each of them for, any Adverse Consequence suffered or sustained, directly or indirectly, as a result of or arising out of:
(i)         any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement Buyer (other than the Buyer Fundamental Representations);
(ii)any inaccuracy or breach of any Buyer Fundamental Representation;
(iii)any breach or non-fulfillment of any covenant or obligation of Buyer in this Agreement; and
(iv)any Assumed Liability.
Section 7.3    Limitations.    The indemnification provided for in Section 7.2 will be subject to the following limitations:
(a)The Seller Parties will not be liable to the Buyer Indemnified Parties with respect to claims made pursuant to Section 7.2(a)(i) until the aggregate amount of all Adverse Consequences subject to indemnification under Section 7.2(a)(i) exceeds one percent of the Purchase Price, as finally determined in accordance with Section 1.4 (without taking into account any adjustment to the Purchase Price under the last sentence of Section 7.4(f)) (the “Basket”), in which case the Seller Parties will be liable for all Adverse Consequences in excess thereof; provided, however, that with respect to the Seller Parties’ indemnification obligations under Section 7.2(a)(i), the Seller Parties will not be liable for any individual Adverse Consequences which do not exceed $20,000 (the “Mini-Basket”) and such Adverse Consequences will not be taken into account for purposes of determining whether the Basket has been exceeded. With respect to claims made pursuant Section 7.2(a)(i), except in respect to claims arising from Fraud, the aggregate amount of all Adverse Consequences for which the Seller Parties will be liable will not exceed 12.5% of the Purchase Price, as finally determined in accordance with Section 1.4 (without taking into account any adjustment to the Purchase Price under the last sentence of Section 7.4(f)).
(b)Except with respect to claims (i) made pursuant to Section 7.2(a)(iv) through Section 7.2(a)(vi), or (ii) for Fraud, the aggregate amount of all Adverse Consequences for which the Seller Parties will be liable under Section 7.2(a) will not exceed an amount equal to the Purchase Price.
(c)Each Party will use commercially reasonable efforts to mitigate Adverse Consequences subject to indemnification under this Article 7.
(d)Each Party will use its commercially reasonable efforts to seek recovery under available insurance policies, indemnity, contribution or reimbursement Contracts or other rights

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of recovery for any Adverse Consequence subject to indemnification under this (collectively, “Alternative Arrangements”). The amount of Adverse Consequences that an Indemnified Party will be entitled to recover will be calculated net of amounts recovered by the Indemnified Party under any Alternative Arrangements, net of reasonable costs and expenses incurred by the Indemnified Party in obtaining such recovery. In the event that any amounts are recovered by any Indemnified Party for Adverse Consequences previously indemnified under this Article 7, then the Indemnified Party will promptly refund to the Indemnifying Party an amount equal to the lesser of: (i) the aggregate amount recovered (net of all costs of recovery), and (ii) the aggregate amount previously paid to the Indemnified Party by the Indemnifying Party pursuant to this in respect of such Adverse Consequences.
(e)The amount of Adverse Consequences that an Indemnified Party will be entitled to recover under this Article 7 will be determined without duplication of recovery by reason of the state of facts giving rise to such Adverse Consequences constituting a breach of more than one representation, warranty, covenant or agreement.
(f)         For purposes of this Article 7 (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Adverse Consequence resulting therefrom), any inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty, other than for purposes of determining items required to be scheduled in Article 2 or Article 3, in each case, to which this Section 7.3(f) will not apply.
(g)Buyer Indemnified Parties may seek indemnification payments with respect to claims made in accordance with this Article 7 either (i) directly from Seller Parties, or (ii) by way of set-off against amounts otherwise owed to Wolverine or its Affiliates under the TSA; provided, however, that if such set-off, in whole or in part, is ultimately determined to be unjustified or improper, any amount improperly set-off will be paid by Buyer to Wolverine, along with all of Wolverine’s legal reasonable and documented fees and expenses incurred in contesting such set- off, within three Business Days following such determination.
Section 7.4    Indemnification Procedures.
(a)Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an “Indemnified Party”) of notice of the commencement of a Proceeding by a third party (including a Governmental Body) against it (a “Third-Party Proceeding”), the Indemnified Party will, if a claim for indemnification is to be made against a Party under this Article 7 (an “Indemnifying Party”), give prompt written notice to the Indemnifying Party of the commencement of such Third-Party Proceeding for which indemnification may be sought: (i) describing in reasonable detail the nature of and basis for the claim; (ii) stating the estimated amount thereof (if then known and quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and (iii) identifying the provisions of this Agreement upon which indemnification for the claim is based. Except as provided in Section 7.1, the failure to timely notify the Indemnifying Party or provide the information described above will not relieve the Indemnifying Party of any Liability or obligation that the Indemnifying Party may have to an Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party.

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(b)The Indemnifying Party(ies) will be entitled to participate in a Third-Party Proceeding with respect to which indemnification has been sought hereunder and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third-Party Proceeding (with counsel of its choice that is reasonably satisfactory to the Indemnified Party(ies); provided, however, that the Indemnifying Party will not be required to pay for more than one such counsel (in addition to local counsel, as applicable) for all Indemnified Parties in connection with any single Third-Party Proceeding) by notifying the Indemnified Party(ies) of its election to do so within 30 days after receipt of notice of the applicable claim from the Indemnified Party(ies); provided, however, that the Indemnifying Party will not be permitted to assume the defense of a Third-Party Proceeding if: (i) such Third-Party Proceeding seeks as a primary remedy an injunction or other equitable relief (or any relief other than monetary damages) against the Indemnified Party or any of its Affiliates that the Indemnified Party reasonably determines cannot be separated from any related claim for monetary damages or a finding or admission of a violation of Law by the Indemnified Party or any of its Affiliates; (ii) in the reasonable opinion of counsel to the Indemnified Party there are bona fide defenses available to the Indemnified Party that may not be asserted by the Indemnifying Party or there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived; (iii) if a Seller Indemnified Party is entitled to indemnification, to the extent related to any business of the Seller Parties or their Affiliates other than the Business; (iv) the Indemnified Party reasonably believes would be materially detrimental to, or materially injure, the Business or the reputation or future business prospects of the Business or Indemnified Party if an adverse determination were rendered with respect thereto; or (v) such Third-Party Proceeding relates to or arises in connection with any criminal or quasi-criminal Proceeding, indictment or allegation. Following an assumption of defense of a Third-Party Proceeding by an Indemnifying Party, the Indemnified Party will have the right to participate in the defense of such Third-Party Proceeding with counsel selected and paid for by it subject to the Indemnifying Party’s right to control the defense thereof and the Indemnifying Party will have no further responsibility for any fees of legal counsel or other expenses subsequently incurred by the Indemnified Party in connection with such Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party’s consent (which will not be unreasonably withheld, delayed or conditioned), unless: (1) the sole relief provided is monetary damages that are paid in full or otherwise provided for by the Indemnifying Party concurrently with the compromise or settlement; (2) such compromise or settlement provides for a complete release from Liabilities of the Indemnified Parties with respect to the claim(s) asserted against the Indemnified Parties in the applicable Third-Party Proceeding; (3) such compromise or settlement contains no finding or admission of a violation of Law or wrongdoing on the part of the Indemnified Parties or any of their Affiliates; and (4) such settlement or judgment does not create an Encumbrance on any asset of the Indemnified Party or otherwise adversely affect, in any material respect, the use of the Purchased Assets or results in injunctive or other equitable relief of any nature imposed against any Indemnified Party or with respect to the Purchased Assets. If the Indemnifying Party elects not to compromise or defend a Third-Party Proceeding, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Proceeding, the Indemnified Party may, subject to the following sentence, pay, compromise, defend such Third-Party Proceeding and seek indemnification for any and all indemnifiable Adverse Consequences resulting or arising from such Third-Party Proceeding. Whether or not an

Purchase Agreement

Indemnifying Party assumes the defense of a Third-Party Proceeding, the Indemnified Party will not settle such proceeding without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnified Party will have the right to settle any such proceeding without the prior written consent of the Indemnifying Party if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such proceeding or any related claim.
(c)Assumption of the defense of a Third-Party Proceeding by an Indemnifying Party will not constitute an admission of responsibility to indemnify or in any manner impair or restrict that Indemnifying Party’s right to defend a claim by the Indemnified Party for indemnification with respect to such Third-Party Proceeding. If an Indemnifying Party timely elects to assume the defense of a Third-Party Proceeding but subsequently determines in good faith that indemnification with respect to such proceeding is not required under this Article 7, such Indemnifying Party may elect to transfer the defense back to the Indemnified Party with the Parties to act in good faith to effect such transfer in a manner that would not materially prejudice the rights of the Indemnified Party. If the Indemnifying Party elects to transfer the defense back to the Indemnified Party, it will be reimbursed by the Indemnified Party for its costs and expenses incurred in connection with the transferred matter.
(d)Each Party will make available to each other Party and such other Party’s Representatives its books and records and, as applicable, employees relating to a Third-Party Proceeding as may be reasonably requested by such other Party, and each Party will reasonably cooperate to help insure the proper and adequate defense of such Third-Party Proceeding.
(e)A claim for indemnification for any matter not involving a Third-Party Proceeding must be asserted by written notice to the Indemnifying Party: (i) describing in reasonable detail the nature of and the underlying basis for such claim; (ii) stating the estimated amount thereof (if then known and quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and (iii) identifying the provisions of this Agreement upon which such claim is based. The failure to timely notify the Indemnifying Party or provide the information described above will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide timely notice or such information.
(f)         The Indemnifying Party will pay to the Indemnified Party the amount of any Adverse Consequence for which is it liable hereunder in immediately available funds to an account specified by the Indemnified Party no later than five Business Days following (a) an agreement between the Parties with respect to such Adverse Consequence and the Indemnifying Party’s liability therefor or (b) a final and non-appealable Order by a court of competent jurisdiction with respect to such Adverse Consequence and the Indemnifying Party’s liability therefor. Any payment of a claim for indemnification under this Article 7 will be accounted for as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.
(g)Notwithstanding any other provision of this Agreement, the control of any Tax Claim will be governed exclusively by Section 4.6(c).

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(h)Except for claims for Fraud or a Party’s right to seek specific performance or other equitable relief pursuant to Section 9.12, following Closing, this Article 7 constitutes the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to any matters arising under or with respect to this Agreement or the transactions contemplated hereby.
Section 7.5    Acknowledgments.
(a)The Parties agree that the limits imposed on the Buyer Indemnified Parties’ remedies with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby were specifically bargained for between sophisticated parties and were specifically taken into account in determining amounts to be paid to the Seller Parties hereunder or under another Transaction Document.
(b)Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, acknowledges and agrees that (i) none of the Seller Related Persons or any Person acting on their respective behalf makes or has made any representation or warranty, express or implied, in respect of the Business, any of their respective assets, Liabilities or operations or the transactions contemplated by this Agreement or another Transaction Document, other than the Express Representations, each as qualified by the Disclosure Schedule, and (ii) neither Buyer, another Buyer Indemnified Party nor any other Person has relied upon or been induced by the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by any Person (including in any data room, confidential information memorandum, management presentation or projections) on behalf of any Seller Related Person or any Person acting on their respective behalf, other than the Express Representations, each as qualified by the Disclosure Schedule. In addition, Buyer, on its own behalf and on behalf of the other Buyer Indemnified Parties, waives all rights and claims it or they may have against any Seller Related Person and any Person acting on their respective behalf with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Business, any Purchased Asset or the transactions contemplated by this Agreement or other Transaction Document, except as expressly set forth in the Express Representations, each as qualified by the Disclosure Schedule. EXCEPT FOR THE EXPRESS REPRESENTATIONS, NONE OF THE SELLER RELATED PERSONS OR ANY PERSON ACTING ON THEIR RESPECTIVE BEHALF MAKES OR PROVIDES, EACH SELLER PARTY DISCLAIMS AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION OF ANY PURCHASED ASSET OR ANY PART THEREOF. In connection with Buyer’s investigation of the Business, Buyer has received, may have received or may in the future receive certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans, so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans and that Buyer will have no claim against anyone with respect

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thereto. Buyer hereby acknowledges that none of the Seller Related Persons or any Person acting on their respective behalf, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that Buyer has not relied on any such estimates, projections, budgets, pipeline reports or other forecasts and plans. Buyer further agree, for itself and the other Buyer Indemnified Parties, that (i) none of the Seller Related Persons or any other Person will have or be subject to any Liability to any Buyer Indemnified Party or any other Person resulting from the distribution to Buyer or any other Buyer Indemnified Party, or Buyer’s or any other Buyer Indemnified Party’s use of, any such information, including any information, document or material made available to Buyer or any other Buyer Indemnified Party in “data rooms,” management presentations, the confidential information memorandum or in any other form in connection with the transactions contemplated by this Agreement or another Transaction Document, including Liability related to the completeness or accuracy of any such information, and (ii) Buyer has not relied on or been induced by any such information.

ARTICLE 8
DEFINITIONS
For purposes of this Agreement, the following terms have the meanings specified in this Article 8:
“ABG” has the meaning set forth in the Recitals.
“ABG Purchase Agreement” has the meaning set forth in the Recitals.
“ABG Transaction” means the transactions contemplated by ABG Purchase Agreement.
“Accounting Firm” has the meaning set forth in Section 1.4(e).

“Adverse Consequence” means any loss, cost, Liability, damage, fine, judgment, fee, award or reasonable expense (including reasonable legal, accounting and other professional fees and expenses) and including the reasonable cost of investigation, preparation and defense and settlement of any action in connection therewith or the assertion of any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that Adverse Consequence does not include punitive, special, consequential, indirect or exemplary damages, except to the extent any such damages are found by a court of competent jurisdiction to be owed to an unaffiliated third Person.
“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Arrangements” has the meaning set forth in Section 7.4(d).

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“Assigned Contracts” mean the Store Leases, the Factory POs and the other Contracts listed or described on Exhibit 8.1.
“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into by Buyer and each Seller Party at Closing effecting the assignment and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities in the form attached as Exhibit 8.2.
“Assumed Liabilities” means (a) all executory obligations under the Assigned Contracts (other than obligations arising from a breach by a Seller Party prior to Closing), (b) any Liabilities incurred by or at the written direction of Buyer, and (c) the Liabilities set forth on Exhibit 8.3. For avoidance of doubt, the Assumed Liabilities include all obligations with respect to product on order, in process, finished at factory, at CFS centers, on vessels or any other product committed to or in transit but not yet owned by Wolverine with the manner of the assumption of such obligations to be set forth in the TSA. Notwithstanding the foregoing, subject to any modifications or extensions to the TSA, including to the term thereof or any Transition Services provided thereunder, the expectation of the parties is that (i) Wolverine will be responsible for importing, clearing customs and transporting products for the SS24 season, and Buyer will pay Wolverine for such product and reimburse Wolverine for duties, freight, handling and other costs and expenses incurred in connection with the importation, customs clearance and transportation of such products in accordance with the TSA, and (ii) Buyer will be responsible for the importation of products (and all related costs) for the FW24 season and thereafter, and Factory POs in respect of the FW24 season will be assigned to Buyer, and upon such assignment, such Factory POs will be Assigned Contracts, and the obligations thereunder will be Assumed Liabilities, for purposes of this Agreement, provided, however, that Buyer must provide prior consent, in accordance with the TSA, with regard to any Factory POs to be placed or entered into for the FW24 season on or after the Closing Date.
“Basket” has the meaning set forth in Section 7.3(a).
“Bill of Sale” means the bill of sale to be entered into by Buyer and each Seller Party at Closing transferring the tangible personal property included in the Purchased Assets to Buyer in the form attached as Exhibit 8.4.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the States of Michigan, Delaware or New York or the Province of Ontario.
“Business Employees” means each employee employed in the United States or Canada by Wolverine or any of its Affiliates who is dedicated exclusively to the Business.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3(a) (Noncontravention) and Section 3.8 (Broker’s Fees).

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“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Buyer Plan” has the meaning set forth in Section 4.4(a).

“Buyer Tax Claim” has the meaning set forth in Section 4.6(a).
“Buyer” has the meaning set forth in the Preamble.

“Certain Events” means (a) the presence, outbreak and spread of coronavirus (COVID- 19) and the associated impacts on or changes in economic, market, industry, political or social conditions related thereto, including effects on the Business and the industry in which it operates and financial, banking and securities markets, (b) supply chain disruptions affecting the industry in which the Business operates, and (c) geo-political hostilities and the resulting impacts of those hostilities.
“Closing” has the meaning set forth in Section 1.6.
“Closing Date” has the meaning set forth in Section 1.6.

“Closing Purchase Price” means an amount, equal to the sum of (a) the Purchased Inventory Amount as calculated in accordance with Exhibit 8.6 and subject to adjustment as set forth in this Agreement, minus, (b) the Gift Card Adjustment Amount, plus, (c) the In-Store Cash Amount.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Data Agreement” has the meaning set forth in Section 2.11(a).

“Company Privacy Commitments” has the meaning set forth in Section 2.11(a).

“Company Technology” means all information technology and computer systems, including Software, services, workstations, routers, hubs, switches, devices, circuits, hardware, networks, data communication lines, databases, development tools, systems, telecommunications equipment, user interfaces and websites (and all information transmitted thereby or stored therein) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, owned, leased, licensed, or otherwise used or held for use by the Business owned or purported to be owned, used or held for use, or licensed (whether as licensor or licensee) by any of Wolverine, any Seller Party or any Affiliate of Wolverine or any Seller Party in connection with the Business.
“Company Website” means the websites at www.sperry.com.
“Contingent Consideration” has the meaning set forth in Section 1.2(c).

“Contract” means any written or oral agreement, contract, indenture, lease, instrument, or other agreement, commitment and legal binding arrangement (in each case, including any supplements, appendices, amendments and modifications thereto).

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“Data Protection Obligations” has the meaning set forth in Section 2.11(a).
“Disclosure Schedule” means the schedules delivered in connection with this Agreement which, in part: (a) set forth the information specifically described in certain of the representations and warranties contained in Article 2 and (b) set forth exceptions or qualifications to the representations and warranties contained in Article 2.
“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other compensation or benefit program, plan, policy, or Contract, including severance pay, change of control, retention compensation, disability benefits, deferred compensation, retirement, bonuses, and stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation (x) in which Identified Employees or their covered dependents participate or (y) which is sponsored, maintained or contributed to by any Seller Party for the benefit of any Identified Employee.
“Encumbrance” means any charge, claim, community property interest, covenant, condition, equitable interest, mortgage, lien (statutory or other), attachment, levy, easement, option, warrant, purchase right, pledge, security interest, right of first refusal or right of recapture whether voluntarily imposed or arising by operation of Law or otherwise, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 2.1(b).
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient or indoor air, facilities and structures, and all natural resources, plant and wild-life.
“Environmental Law” means any Law relating to pollution or protection of the Environment, including those designed to: (a) notify Governmental Bodies, employees or the public of intended, threatened or actual releases of any Hazardous Substance in violation of environmental permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been released into the Environment without a permit or otherwise in violation of Law, or (g) otherwise relating to the protection, restoration, or preservation of the environment including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning

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and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Liability” means any Adverse Consequence or other Liability of a Seller Party with respect to any Store Lease included among the Assigned Contracts arising from or relating to any violation of or Liability under any Environmental Law or the presence, release or threatened release or any Hazardous Substance with respect to facts, events or conditions occurring or in existence on or before the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Purchase Price” has the meaning set forth in Section 1.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).

“Estimated Purchased Inventory Amount” has the meaning set forth in Section 1.3(a).

“Excluded Assets” means all properties, assets and rights, of any kind or nature, tangible or intangible, of each Seller Party or any of their respective Affiliates, other than the Purchased Assets, but including the Retained Sell-Off Products and the Identified Defective Products.

“Excluded Benefits” has the meaning set forth in Section 4.4(b).
“Excluded Closing Stores” means the stores set forth on Exhibit 8.8.

“Excluded Liabilities” has the meaning set forth in Section 1.2(c).

“Excluded Stores” means the existing side-by-side stores and the existing stores located in Howell, MI, Omaha, NE, and River Head, NY.
“Express Representations” has the meaning set forth in Section 2.24.
“Factory POs” means all purchase orders open as of 11:59 p.m. Eastern on the Closing Date issued by any Seller Party to a factory for the manufacture of Sperry-branded footwear. All Inventory of the Business to which Wolverine or an Affiliate has title but which has not been customs cleared as of the Closing, other than Retained Sell-Off Products and the Identified Defective Products, will be treated in the same manner as Factory POs under this Agreement, and no such Inventory is included in the Purchased Inventory. Rather, Buyer will, in accordance with the TSA, pay Wolverine for such Inventory upon its clearance of customs (together with duties, freight, handling and other costs and expenses incurred in connection with the importation, customs clearance and transportation of such Inventory).
“Final Closing Purchase Price” has the meaning set forth in Section 1.4.
“Fraud” means actual intentional common law fraud, as determined under Delaware law, consisting of an act or omission, committed by a Party to this Agreement, with the intent to deceive another Party to this Agreement and requires a false representation of material fact or omission

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concerning a material fact made in ARTICLE 2 or ARTICLE 3 by such Party with actual knowledge that such representation is false and upon which the other Party reasonably relies. For avoidance of doubt, “Fraud” does not include fraud in the inducement, constructive fraud, unfair dealings or promissory, negligent, reckless or equitable fraud.
“FTZ” has the meaning set forth in Section 4.9.
“FTZ 0290010A5 Permit” has the meaning set forth in Section 4.9.

“General Survival Period Expiration Date” has the meaning set forth in Section 7.1.

“Gift Card Adjustment Amount” means an amount equal to $354,348.54.

“Governmental Authorization” means any approval, consent, license, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.
“Gross Margin” means sales (determined in accordance with GAAP) minus Wolverine’s book value of the Purchased Inventory and direct labor costs (including warehousing, insurance, retail, excise taxes and shipping, each determined as consistent with past practice of Buyer).
“Hazardous Substance” means: (a) any substance, waste or material that is listed, defined, controlled or regulated by or for which Liability may be imposed under any Environmental Law, including oil, petroleum or derivatives thereof, asbestos or asbestos containing materials, polychlorinated biphenyls, lead or lead based paints, radon or mold, and any substance defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5; or (b) any substance or condition that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health, including polychlorinated biphenyls, asbestos and asbestos containing materials, radiation, noise, odors, mold or microbial agents; provided, however, that Hazardous Substance will not include typical office supplies (i.e., printer/copier toner cartridges, inks, correction fluids, etc.) or personal care items (i.e., cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.).
“Identified Defective Products” shall have the meaning set forth in Section 2.4(a).
“Identified Employees” shall have the meaning set forth in Section 2.14(a).

Purchase Agreement

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (b) all amounts owing or due under any interest rate, currency, swap or other hedging Contracts in connection with the termination of such Contracts at Closing; (c) all capital lease obligations of such Person that are required to be capitalized in accordance with GAAP excluding the effects of ASC 842 (it being agreed, for clarity, that all operating leases will be excluded from Indebtedness, including the Store Leases and any leases set forth on Exhibit 8.1); (d) all reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances or other similar instruments have been drawn upon; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables incurred in the Ordinary Course), all conditional sale obligations of such Person and all obligations of such Person under any title retention Contract; (f) any other obligation of any Seller Party or their respective Affiliates for borrowed money pursuant to which the applicable creditor has a security interest in the Purchased Assets; (g) Liabilities for U.S. federal, state, local and foreign accrued and unpaid Taxes; and (h) all guarantees by such Person of any Liabilities of another Person of a type described in the foregoing clauses (a)-(g).

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means any and all worldwide rights in and to all tangible and intangible interests, rights or assets (whether arising under statutory or common law, contract or otherwise), including: (a) ideas, Trade Secrets, know-how (technical, scientific and otherwise), designs, patterns, artwork, drawings, diagrams, inventions and related improvements (whether or not patentable), discoveries, technology, business and technical information (including promotional material), work specifications, databases, data compilations and collections, tools, molds, assembly procedures, methods, processes, practices, formulas, techniques, developments (whether or not patentable), and other confidential and proprietary information, and all industrial designs; (b) trademarks (whether registered, unregistered or pending), service marks, service names, brands, brand names, product names, certification marks, collective marks, logos, trade dress, trade names, corporate names, fictitious names, other names, symbols (including business symbols), slogans and other similar indicia of source or origin, including adaptations, derivations, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing (“Trademarks”), together with all goodwill connected or associated with the use thereof and symbolized thereby, and all advertising and marketing collateral (whether tangible or intangible) including any of the foregoing; (c) works of authorship (whether or not copyrightable) and works for hire; (d) internet domain names and internet rights (including the content contained therein, IP addresses and AS numbers) (“Domain Names”); (e) social media accounts, tags and handles (including the content contained therein, user names and passwords) (“Social Media”); (f) all product images and related assets used in the conduct of any catalog business or business

Purchase Agreement

over the internet and/or in any other electronic medium, including any websites, social media sites and accounts; (g) all advertising and marketing materials and collateral (including all physical, digital, or electronic imagery and design files, in each case, appropriately labeled to identify the corresponding season, style and year of production, or any other relevant categorization), samples, product catalogs, product designs, patterns, artwork, tech packs, tools, molds, and specifications (including tech specifications), vendor and merchandise supplier data and information, tradeshow booths, displays, design archives and prototypes; (h) customer lists and databases (including all lists of current and past customers), and including any and all information relating in any way to the use of such lists for or by the Business, including (1) personal information, such as name, address, telephone number, email address, website and any other database information and (2) customer purchase history at a transaction level (including with respect to dollar amounts, dates, and items purchased, but excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or financial information prohibited by law); (i) all goodwill, rights, contracts (including all licenses and sublicenses granted or obtained with respect thereto) and all assets related to the foregoing; and (j) all other types, forms and embodiments of intellectual property or industrial property and assets.
“Intellectual Property Rights” means any and all rights in and to, arising out of (whether arising under statutory or common law, contract or otherwise), or associated with any Intellectual Property in any jurisdiction throughout the world, including: (a) issued and/or granted patents (whether provisional or non-provisional), including certificates of inventions, petty patents, utility patents, design patents, design registrations, industrial design registrations, registered designs and utility models and divisionals, divisions, continuations, continuations-in-part, substitutions, reissues, renewals, confirmations, reexaminations, extensions or restorations or any of the foregoing, and other governmental authority-issued indicia of invention ownership and applications for all of the foregoing; (b) registrations, applications for registration, and renewals of, any Trademarks and all common law rights in Trademarks, together with the goodwill connected with the use of and symbolized by, any of the foregoing; (c) registrations, applications for registration, and renewals of copyrights for works of authorship and all common law copyrights for works of authorship, moral rights, design rights, rights existing under any copyright laws and rights to prepare derivative works; (d) all registrations and other proprietary rights in Domain Names and Social Media; (e) all proprietary rights in Trade Secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (f) rights of publicity, image and likeness; (g) the right to sue for infringement and other remedies against past, present and future infringements and misappropriations of any of the foregoing; and (h) all rights to the enforcement and protection of interests in the foregoing under the laws of all jurisdictions.
“Inventory” means finished footwear, apparel and accessories of the Business held for sale in North America.
“In-Store Cash” means the aggregate amount of all cash, checks, money orders and other amounts available for deposit at each Store.
“In-Store Cash Amount” means $9,200.

Purchase Agreement

“Law” means any federal, state, foreign, local, municipal or other law (including common law), ordinance, statute, code, federal, state, foreign, local, municipal or other regulation, rule, order or treaty enacted, adopted, implemented, issued or promulgated by any Governmental Body.
“Liability” means any debt, liability, cost, expense, deficiency, guaranty, endorsement, Taxes, obligation or other liabilities of a Person (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
“Material Adverse Effect” means any event, circumstance, state of fact, change, development, effect or condition that, individually or in the aggregate: (a) is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, liabilities, properties or results of operations of the Business; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following will constitute, a Material Adverse Effect: (i) the announcement of the execution of this Agreement or another Transaction Document or the intended consummation of the transactions contemplated herein or therein in accordance with their respective terms (including any threatened or actual impact on any relationship with any customer, vendor, supplier, distributor, landlord or employee of the Business); (ii) the failure, in and of itself, of the Business to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics (provided that the facts and circumstances underlying any such failure may be considered in determining whether there has occurred a Material Adverse Effect); (iii) any condition or change in economic conditions generally affecting the economy or the industries in which the Business operates; (iv) natural or manmade disaster or other acts of God, or any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions, offices or military installations; (v) any condition affecting financial, banking or securities markets generally (including any disruption thereof, any decline in the price of any security or market index and any change in interest rates, commodity prices or foreign exchange rates); (vi) any change in any Law, Orders or GAAP; (vii) Certain Events or any other public outbreak of disease or virus (including coronavirus) or other public health conditions, pandemics or emergencies; and (viii) the taking of any action required or expressly permitted by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby in accordance with their respective terms, except, with respect to a matter described in any of the foregoing clauses (a)(iii)-(vi) of this definition, to the extent such matter has a disproportionate adverse effect on the Business relative to other comparable businesses operating in the same industries in which the Business operates; or (b) prevents, or is reasonably likely to prevent, any Seller Party from consummating, or materially impairs or delays, or is reasonably likely to materially impair or delay, the ability of any Seller Party to consummate, the transactions contemplated by this Agreement or another Transaction Document.
“Material Vendors” has the meaning set forth in Section 2.17.
“Mini-Basket” has the meaning set forth in Section 7.3(a).

Purchase Agreement

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future direct or indirect equity holders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, Representatives, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, legal counsel, financial advisors, agent, Representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing).
“Objection Notice” has the meaning set forth in Section 1.4(b).
“Order” means any award, decree, stipulation, decision, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any Governmental Body.
“Ordinary Course” means in accordance with the ordinary and customary operations of the applicable Seller Party with respect to the Business consistent with its past practices, as may be modified by Law due to Certain Events.
“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement, trust agreement or similar governing documents, as amended.
“Overpayment Amount” has the meaning set forth in Section 1.4(d)(ii).
“Participants” has the meaning set forth in Section 4.4(d).

“Party” and “Parties” have the meanings set forth in the Preamble.
“Payment Spreadsheet” has the meaning set forth in Section 1.3(a).

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings; (b) imperfections of title and other similar Encumbrances that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operation or use of the Purchased Assets; (c) Encumbrances arising by operation of Law in the Ordinary Course, such as mechanics’ Encumbrances, materialmens’ Encumbrances, carriers’ Encumbrances, warehousemens’ Encumbrances and similar Encumbrances; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (e) with respect to the Stores, zoning, building codes, land use or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such Store by a Buyer; (f) Encumbrances to be discharged at Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

Purchase Agreement

“Personal Information” means data that identifies or is reasonably capable of being used, directly or indirectly, to identify an individual or household, or is otherwise considered “personal information,” “personal data,” or a similar term under applicable Laws.
“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include any pre-Closing portion of a Straddle Period.
“Preliminary Closing Statement” has the meaning set forth in Section 1.4(a).
“Privacy Law” has the meaning set forth in Section 2.11(a).

“Proceeding” means any action, arbitration, known audit, known examination, known investigation, known review, hearing, known claim, demand litigation, charge, audit, notice of violation, citation, summons, subpoena or investigation of any nature, proceeding or lawsuit (whether civil, criminal, administrative or regulatory, at law or in equity or other proceeding) including any of the foregoing commenced, brought, conducted or heard by or before any Governmental Body.
“Processing” (and cognates thereof) means, with respect to Personal Information, the receipt, access, collection, sharing, selling, disclosing, transferring, renting, retrieval, consultation, analysis, combination, accessing, storage, use, security, transfer, restriction, destruction, or other processing or operations or set of operations, whether or not by automated means.
“Purchase Price” has the meaning set forth in Section 1.2.

“Purchased Assets” means the assets of each Seller Party set forth on Exhibit 8.5.

“Purchased Inventory” means the Inventory of the Business to which Wolverine or an Affiliate has title and which has been customs cleared as of the Closing, other than Retained Sell- Off Products and the Identified Defective Products.
“Purchased Inventory Amount” means an aggregate dollar amount of Purchased Inventory as of the Closing calculated in accordance with Exhibit 8.6, subject to adjustment in accordance with Section 1.4.
“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Retained Sell-Off Products” means (i) Sperry-branded products that are located in, or which are destined for sale in, the European Union or Mexico and (ii) Sperry-branded products located at an Excluded Store. For avoidance of doubt, the Retained Sell-Off Products are not included in the Purchased Inventory.
“Review Period” has the meaning set forth in Section 1.4(b).
“Safety Requirements” has the meaning set forth in Section 2.22(b).

Purchase Agreement

“Seller Financial Advisor” has the meaning set forth in Section 2.20.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization, Qualification and Power; Authorization), Section 2.2(a) (Noncontravention), the first sentence of Section 2.3 (Title to Assets), Section 2.8 (Tax Matters) and Section 2.20 (Broker’s Fees).
“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).
“Seller Parties’ Knowledge” means the actual knowledge, after reasonable inquiry, of Katherine Cousins, Fabi Avaralo, James Zwiers, Ethan Brackley and Mike Kochanny.
“Seller Party” and “Seller Parties” have the meaning set forth in the first paragraph of this Agreement.
“Seller Related Persons” means each Seller Party, their respective Affiliates and Representatives, and former, current or future successors and assigns.
“Seller Tax Claim” has the meaning set forth in Section 4.6(c).
“Seller Transaction Expenses” means, in each case, to the extent not paid as of Closing, all fees, costs and expenses incurred by or on behalf of any Seller Party in connection with this Agreement or the consummation of the transactions contemplated hereby (in each case, to the extent payable or owed by a Seller Party, and whether invoiced before or after Closing), including: (a) brokers’, finders’ or investment bankers’ fees owing by a Seller Party in connection with the negotiation, preparation, execution and consummation of the transactions contemplated hereby, including those of the Seller Financial Advisors; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of a Seller Party in connection with consummation of the transactions contemplated hereby; and (c) transaction, change in control and similar bonuses, and all payments with respect to stock appreciation rights, in each case payable by a Seller Party solely as a result of the consummation of the transactions contemplated hereby. The Seller Transaction Expenses are Excluded Liabilities.

“Sexual Misconduct Allegation” has the meaning set forth in Section 2.14(e).
“Software” means (a) all computer software, including source code, executable code, firmware, systems, tools, data, databases and other collections of data and all documentation relating thereto, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Store Leases” means those leases or subleases for the stores set forth on Schedule 2.6, each of which will be assigned to Buyer at Closing.

Purchase Agreement

“Store Lessee” means Hush Puppies Retail, LLC or Stride Rite Children’s Group, LLC, as applicable.
“Stores” means those stores subject to the Store Leases.
“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.
“Tax” or “Taxes” means any means any and all (a) domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, escheat for unclaimed property, duties and governmental fees, or other like assessments or charges of any kind whatsoever, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, (b) interest, penalties, fines, additions to tax, or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) any liability in respect of any items described in clause (a) or clause (b) that is incurred by reason of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, or aggregate group for any taxable period, and (d) liabilities in respect of any items described in clause (a) or clause (b) payable by reason of Contract, assumption, transferee liability, operation of law, or otherwise.
“Tax Claim” has the meaning set forth in Section 4.6(c).
“Tax Dispute” has the meaning set forth in Section 4.6(e).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Taxing Authority” means any federal, state, local or foreign Governmental Body or authority responsible for the imposition or collection of any Tax.
“Third-Party Proceeding” has the meaning set forth in Section 7.4(a).
“Third-Party Processor” has the meaning set forth in Section 2.11(b).

“Trade Secrets” means trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information.

Purchase Agreement

“Transaction Documents” means this Agreement, the TSA, the Bill of Sale and the Assignment and Assumption Agreement.
“Transfer Taxes” has the meaning set forth in Section 4.6(d).
“Transferred Employee” has the meaning set forth in Section 4.4(a).

“TSA” means the transition services agreement in the form attached as Exhibit 8.7.
“Underpayment Amount” has the meaning set forth in Section 1.4(d)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1989.
“Wolverine” has the meaning set forth in the Preamble.

“Wolverine 401(k) Plan” has the meaning set forth in Section 4.4(d).

ARTICLE 9
GENERAL
Section 9.1 Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed or to be executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its successors and authorized assigns. Except as otherwise expressly provided in this Agreement or another Transaction Document, this Agreement and the other Transaction Documents are for the exclusive benefit of the Parties thereto and (as applicable) their respective successors and authorized assigns, and nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document; provided that, notwithstanding the foregoing the provisions of Article 7 are intended for the benefit of, and will be enforceable by, each Seller Related Person, Buyer Indemnified Party and Seller Indemnified Party. No Party may assign any of its rights or obligations under this Agreement or another Transaction Document to any other Person without the prior written consent of the other Party to this Agreement or the other Parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void. No Party may assign any of its rights or obligations under this Agreement or another Transaction Document to any other Person without the prior written consent of the other Party to this Agreement or the other Parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of its Affiliates, which assignment will not relieve Buyer of any of its obligations under this Agreement or such other Transaction Document.
Section 9.2 Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Party in

Purchase Agreement

connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.
Section 9.3 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.
Section 9.4 Governing Law; Exclusive Jurisdiction. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Delaware, without regard to choice of law principles of any jurisdiction. The Parties agree not to bring any Proceeding related to or arising out of this Agreement in any court other than the state or federal courts located in Wilmington, Delaware.
Section 9.5 WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTIAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY FURTHER AGREES AND CONSENTS THAT ANY SUCH PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.6 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern time on a Business Day; (c) on the first Business Day following delivery, if sent by electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the first Business

Purchase Agreement

Day following deposit with a nationally recognized overnight delivery service; or (e) upon the earlier of actual receipt and the fifth Business Day following first class mailing, with first class, postage prepaid:
If to Buyer:
ALDO U.S. INC.
Attn: David Bensadoun, Chief Executive Officer
Jonathan Frankel, President of Aldo Product and Services
1209 N. Orange Street
Wilmington DE 19801-1120
Email: __________________
with copies to (which will not constitute notice):
The Aldo Group Inc.
Attn: Legal Department
The Aldo Group Inc.
905 Hodge Street,
Saint-Laurent, QC H4N 2B3
Email: __________________
Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attn: Michael Szlamkowicz
Email: __________________

If to any Seller Party:

Wolverine World Wide, Inc.
Attn: James D. Zwiers, Executive Vice President, President of Global Operations Group
9341 Courtland Drive NE
Rockford, Michigan 49351
Email: __________________
with copies to (which will not constitute notice):
Wolverine World Wide, Inc.
Attn: Reginald M. Rasch, Senior Vice President, General Counsel and Secretary and
Jennifer J. Miller, VP and Associate General Counsel
9341 Courtland Drive, NE
Rockford, Michigan 49351
Email: __________________; __________________
Honigman LLP
Attn: Tracy T. Larsen
Jordan K. Schwartz

Purchase Agreement

200 Ottawa Avenue, NW, Suite 700
Grand Rapids, Michigan 49503-2308
Email: __________________
__________________
A Party may change its address or e-mail address by prior written notice to the other Party provided as set forth in this Section 9.6.
Section 9.7 Counterparts. This Agreement may be executed by original signature or by digital or other electronic signature (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.simplyagree.com) and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.
Section 9.8 Expenses. Except as otherwise expressly provided in this Agreement, the Seller Parties, on one hand, and Buyer, on the other hand, will each pay all of their own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not).
Section 9.9 Headings; Construction. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to any particular section, subsection or paragraph contained in this Agreement. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The use of “or” is not an exclusive concept and may include both of the matters separated by the word “or.” The word “shall” or “will” denotes a directive and obligation, not an option. All references in this Agreement to Sections, Schedules or Exhibits are references to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor another Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars or “$” in this Agreement or another Transaction Document are to U.S. Dollars. References to a number of days refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded. Except as otherwise specified, whenever any action must be taken on or by a day that

Purchase Agreement

is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any accounting term not otherwise defined will have the meaning prescribed by GAAP.
Section 9.10 Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 9.11 Certain Disclosure Matters. The Disclosure Schedule contains a series of schedules which, in part, set forth information specifically referred to in Article 2 and, in part, provide exceptions or qualifications to the representations and warranties contained in Article 2 (the latter schedules are not specifically referred to in Article 2). Neither the specification of any dollar amount in Article 2 nor the disclosure of a document or information in a schedule comprising part of the Disclosure Schedule is intended, or will be construed or offered in any dispute between the Parties as evidence of, the materiality of such dollar amount, document or information, nor does it establish any standard of materiality upon which to judge the inclusion or omission of any similar documents or information in that schedule or any other schedule comprising the Disclosure Schedule. The information contained in this Agreement and the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission to any third Person of any matter whatsoever, including of any violation of Law or breach of any Contract. An exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty will be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate on its face so as to make reasonably clear that such exception or qualification is applicable to such other representations and warranties, whether or not such exception or qualification is so numbered or such other representations and warranties expressly refer to a schedule comprising the Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule, which additional matters are included for information purposes only.
Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur to the non-breaching Party if any provision of this Agreement were not performed by a Party in accordance with the terms hereof (including failing to take such actions as are required of them to consummate the transactions contemplated hereby). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. A Party seeking an injunction or injunctions

Purchase Agreement

to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.
Section 9.13 Representation by Retained Firms; Privileged Communications. In the event of any dispute following Closing between Buyer or any of its Affiliates, on the one hand, and one or more Seller Parties or any of their respective Affiliates, on the other hand, Buyer hereby consents to the representation by Honigman LLP and Warner, Norcross + Judd LLP (each a “Retained Firm”) of any or all of such Persons. Buyer and its Affiliates, hereby waive any right to object thereto on the basis of any conflict of interest. Buyer acknowledges and agrees that as to all pre-Closing communications between or among any Seller Parties and their respective employees, agents and Affiliates, on one hand, and any Retained Firm and any other legal counsel retained by the Seller Parties, on the other hand, relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary or other privilege belong to and may be controlled by Wolverine, and will not pass to or be claimed by Buyer or any of its Affiliates.
Section 9.14 No Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their Affiliates that no Non-Recourse Party of a Party to this Agreement will have any Liability relating to this Agreement, any other Transaction Document or other transactions contemplated hereby or thereby except to the extent expressly agreed to in writing by such Non-Recourse Party.
[SIGNATURE PAGE FOLLOWS]

Purchase Agreement

The Parties have executed this Purchase Agreement as of the date stated in the first paragraph hereof.
BUYER:
ALDO U.S. INC.

By: /s/ David Bensadoun_____________________
Name: David Bensadoun
Title: Chief Executive Officer

SELLER PARTIES:
WOLVERINE WORLD WIDE, INC.

By:___________________________________
Name:
Title:
HUSH PUPPIES RETAIL, LLC
By:___________________________________
Name:
Title:
STRIDE RITE CHILDREN’S GROUP, LLC
By:___________________________________
Name:
Title:
WOLVERINE DISTRIBUTION, INC.
By:___________________________________
Name:
Title:
WOLVERINE WORLD WIDE CANADA ULC
By:___________________________________
Name:
Title:

[Signature Page to Purchase Agreement]

SELLER PARTIES:

WOLVERINE WORLD WIDE, INC.

By:        /s/ James D. Zwiers____________________
Name: James D. Zwiers
Title:    Executive Vice President and President of Global Operations

HUSH PUPPIES RETAIL, LLC

By:    ____________________________________
Name:     Jennifer J. Miller
Title:    Vice President and Secretary

STRIDE RITE CHILDREN’S GROUP, LLC

By:    ____________________________________
Name:     Jennifer J. Miller
Title:    Vice President and Secretary

WOLVERINE DISTRIBUTION, INC.
By:    ____________________________________
Name:     Jennifer J. Miller
Title:    Vice President and Secretary

WOLVERINE WORLD WIDE CANADA ULC
By:    ____________________________________
Name:     Jennifer J. Miller
Title:    Vice President and Secretary

[Signature Page to Purchase Agreement (continued)]

DocuSign Envelope ID: E41DF5E8-7A6B-4A2D-A050-392B61E6FA24

SELLER PARTIES:

WOLVERINE WORLD WIDE, INC.

By:    ____________________________________
Name: James D. Zwiers
Title:    Executive Vice President and President of Global Operations

HUSH PUPPIES RETAIL, LLC

By:    /s/ Jennifer J. Miller____________________
Name: Jennifer J. Miller
Title:    Vice President and Secretary

STRIDE RITE CHILDREN’S GROUP, LLC
By:        /s/ Jennifer J. Miller____________________
Name: Jennifer J. Miller
Title:    Vice President and Secretary

WOLVERINE DISTRIBUTION, INC.
By:        /s/ Jennifer J. Miller____________________
Name: Jennifer J. Miller
Title:    Vice President and Secretary

WOLVERINE WORLD WIDE CANADA ULC
By:        /s/ Jennifer J. Miller____________________
Name: Jennifer J. Miller
Title:    Vice President and Secretary

[Signature Page to Purchase Agreement (continued)]

EXHIBIT 4.6(f)
PURCHASE PRICE ALLOCATION

The Parties agree that the Purchase Price and all other items of consideration required to be allocated for Tax purposes will be allocated in accordance with the following methodology:

Item	Allocation
Class I Assets (generally, cash and general bank deposit accounts other than CDs)	The In-Store Cash Amount.
Class II Assets (generally, active traded personal property (such as publicly traded securities), CDs, foreign currency)	None.
Class III Assets (generally, assets marked to market and certain debt instruments including receivables)	None.
Class IV Assets (generally, inventory)	The Purchased Inventory Amount, as finally determined in accordance with Section 1.4 of the Purchase Agreement, and the Gift Card Adjustment Amount.
Class V Assets (all assets, such as furniture and fixtures, buildings, land, vehicles, and equipment, not included in any of the other asset classes)	None.
Class VI Assets (section 197 intangibles other than goodwill and going concern value) Class VII Assets (goodwill and going concern value)	None.

EXHIBIT 8.1

ASSIGNED CONTRACTS

1.The Factory POs set forth on Annex 8.1 are hereby incorporated by reference.
2.Trademark License Agreement, dated April 27, 2022, by and between Wolverine World Wide, Inc. and ISA TanTec Limited.
3.The following Store Leases:

Address	Lease Description
1520 Buena Vista Dr, Orlando, FL 32821
Lease Agreement, dated February 18, 2016, as amended by that First Amendment to Lease Agreement, dated August 2, 2017, by and between Walt Disney Parks and Resorts U.S., Inc. and Hush Puppies Retail, LLC

56 Main St, Freeport, ME 04032
Lease, dated December 31, 2012, as amended by that First Amendment to Lease, as further amended by the Second Amendment to Lease, dated November 2, 2022, by and between The Denney Block, LLC and Stride Rite Children's Group, LLC

1781 Palm Beach Lakes Blvd, West Palm Beach, FL 33401
Lease, dated January 2, 2014, as amended by that Lease Assignment, Assumption and Acknowledgement, dated January 3, 2016, as further amended by that Amendment No. 1 of Lease, dated January 29, 2021, by and between Palm Beach Mall Holdings LLC and Hush Puppies Retail, LLC

2700 State Rd, Suite 603, St. Augustine, FL 32092
Lease, dated February 21, 2017, as amended by that Master Amendment, dated May 13, 2021, as further amended by that Master Amendment, dated October 31, 2022, by and between Premium Outlet Partners, L.P. and Hush Puppies Retail, LLC

29300 Hempstead Rd, Unit 1204, Cypress, TX 77433
Lease, dated September 7, 2010, as amended by that First Amendment to Lease and Landlord’s Consent, dated July 28, 2015, as further amended by that Master Amendment, dated May 13, 2021, as further amended by that Master Amendment, dated October 31, 2022, by and between CPG Houston Holdings, L.P. and Hush Puppies Retail, Inc.

36445 Seaside Outlet Dr, Rehoboth Beach, DE 19971
Lease Agreement, dated March 31, 2015, as amended by that First Lease Modification Agreement, dated June 5, 2015, as further amended by that Lease Assignment, Assumption and Acknowledgement, dated January 3, 2016, by and between Coroc/Rehoboth III L.L.C. and Hush Puppies Retail, LLC

1650 Premium Outlet Blvd, Unit 1350, Aurora, IL 60502	Lease, dated July 15, 2015, as amended by that Secretary's Certificate, dated August 4, 2022, by and between Chicago Premium Outlets Expansion, LLC and Stride Rite Children's Group, LLC
2312 Grand Cypress Dr, Unit 805, Lutz, FL 33559
Lease, dated August 18th, 2015, as amended by that Lease Assignment, Assumption and Acknowledgement, dated January 3, 2016, as further amended by that Secretary's Certificate, dated August 4, 2022, by and between Tampa Premium Outlets, LLC and Hush Puppies Retail, LLC

400 S Wilson Rd, Sunbury, Suite 606, OH 43074	Lease Agreement, dated February 26, 2016, by and between Columbus Outlets, LLC and Stride Rite Children’s Group, LLC
1100 Cornerstone Blvd, Suite 1062, Daytona Beach, FL 32117	Lease Agreement, dated December 7, 2015, as amended by that Lease Assignment, Assumption and Acknowledgement, dated January 3, 2016, by and between Tanger Daytona, LLC and Hush Puppies Retail, LLC
200 Tanger Outlets Blvd, Suite 347, Pooler, GA 31322	Supplemental Agreement, dated January 18, 2019, by and between Outlet Mall of Savannah, LLC and Hush Puppies Retail, LLC
10839 Kings Rd, Suite 735, Myrtle Beach, SC 29572	Supplemental Agreement, dated January 18, 2019, by and between TWMB Associates, LLC and Hush Puppies Retail, LLC
4000 Arrowhead Blvd, Suite 720, Mebane, NC 27302	Supplemental Agreement, dated January 18, 2019, by and between Tanger Properties Limited Partnership and Hush Puppies Retail, LLC

Address	Lease Description
4840 Tanger Outlet Blvd, Suite 904, North Charleston, SC 29418	Supplemental Agreement, dated January 18, 2019, by and between Tanger Charleston, LLC and Hush Puppies Retail, LLC
1645 Parkway, Suite 660, Sevierville, TN 37862	Supplemental Agreement, dated January 18, 2019, by and between Tanger Properties Limited Partnership and Hush Puppies Retail, LLC
311 Stanley K Tanger Dr, Suite 1120, Lancaster, PA 17602	Supplemental Agreement, dated January 18, 2019, by and between Tanger Properties Limited Partnership and Hush Puppies Retail, LLC.
5383 Factory Shops Blvd, Unit 580, Ellenton, FL 34222	Lease, dated March 29, 2019, by and between Gulf Coast Factor Shops Limited Partnership and Hush Puppies Retail, LLC
5715 Richmond Rd, Unit C045, Williamsburg, VA 23188	Lease, dated March 29, 2019, by and between Williamsburg Outlets, L.L.C. and Hush Puppies Retail, LLC
5506 New Fashion Way, Unit 310, Charlotte, NC 28278	Lease, dated August 7, 2019, by and between Charlotte Outlets, LLC and Hush Puppies Retail, LLC
375 US-1, Unit T160 Suite 9, Kittery, ME 03904	Lease, dated August 27, 2019, as amended by that Master Amendment, dated May 13, 2021, by and between Kittery Premium Outlets, LLC and Stride Rite Children’s Group, LLC
10801 Corkscrew Road, Suite 333, Estero, FL 33928	Lease Agreement, dated February 21, 2019, as amended by that First Lease Modification Amendment, dated September 24, 2020, by and between Miromar Outlet West, LLC and Hush Puppies Retail, LLC
7100 S Croatan Hwy, Nags Head, NC 27959	Lease, dated March 4, 2022, by and between SRE Mustang, LLC and Hush Puppies Retail, LLC
1439 US-9, Lake George, NY 12845	Agreement of Lease, dated February 11, 2022, by and between L&M Associates, LLC and Stride Rite Children’s Group, LLC

LIST OF EXHIBITS AND SCHEDULES OMITTED FROM THE PURCHASE AGREEMENT
1.ANNEX 8.1. FACTORY POs

2.EXHIBIT 8.2. ASSIGNMENT AND ASSUMPTION AGREEMENT

3.EXHIBIT 8.3. CERTAIN ASSUMED LIABILITIES

4.EXHIBIT 8.4. BILL OF SALE

5.EXHIBIT 8.5. PURCHASED ASSETS

6.EXHIBIT 8.6. PURCHASED INVENTORY AMOUNT CALCULATION

7.EXHIBIT 8.7. FORM OF TRANSITION SERVICES AGREEMENT

8.EXHIBIT 8.8. EXCLUDED CLOSING STORES